Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS “[*****]”, HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ARENA LICENSE AGREEMENT

between

MSG ARENA, LLC

and

NEW YORK KNICKS, LLC

Dated as of              , 2020

i

SCHEDULES

ARENA LICENSE AGREEMENT

This ARENA LICENSE AGREEMENT (this “Agreement”) is made as of             , 2020 (the “Effective Date”) between MSG Arena, LLC, a Delaware limited liability company (“Licensor”), and New York Knicks, LLC, a Delaware limited liability company (the “Knicks”). Licensor and the Knicks are each referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.

Licensor owns and operates the arena commonly known as Madison Square Garden, which is located at 4 Pennsylvania Plaza, New York, New York 10001 that contains approximately 18,800 seats for basketball games, and is suitable for the exhibition of basketball games and for other purposes (the “Arena”).

B.	New York Knicks, LLC owns and operates the professional basketball team known as the New York Knicks (the “Team”) in the National Basketball Association (the “NBA” or the “League”).

C.

Licensor wishes to grant the Knicks, on behalf of the Team, certain rights to use specified parts of the Arena at specified times, and the Knicks desire to so use the Arena at such times, upon the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

[*****]

“Advertising” means, collectively, all advertising, sponsorship and promotional activity, signage, messages and displays of every kind and nature at or regarding the Arena, whether audio or visual and whether now existing or developed in the future, including the following: (i) the right to name the Arena or any portion thereof, including identifying such name on the Arena concourses, the entrances to the Arena, premium seating areas or any other areas at the Arena; (ii) permanent, non-permanent and transitory signage or advertising displayed on permanent (e.g., fixed panel) or non permanent (e.g., rotating) advertising panels or on the interior or exterior of the Arena (including Arena marquee boards and other exterior signage); (iii) advertising appearing on fixtures or equipment (such as scoreboard advertising and canopy advertising); (iv) audio or video public address advertising and message board advertising; (iv) electronic insertion, fascia boards, liquid electronic displays, ribbon boards and other forms of electronic signage (“LED Signage”); (v) print and display advertising, including advertising on or in game programs, schedules, tickets and yearbooks; (vii) promotional events or activities sponsored by corporate partners; (viii) the exhibition and promotion of products and services at the Arena (e.g., kiosks and special areas in the concourse); (ix) advertising worn or carried by concessionaire personnel or other personnel engaged in the operation of any Arena event; (x) advertising affixed to or included with cups, napkins, utensils, plates or other similar items used to consume Concessions at the Arena (“Concession Items”); (xi) advertising at concession areas; and (xii) promotional or premium item give-aways.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person, or which is a director, officer, employee, or partner (limited or general) of such specified Person, but with respect to either Party specifically excluding the other Party and the other Party’s publicly owned parent and such parent entity’s direct and indirect subsidiaries. For the purpose of this definition, “control”, when used with respect to any specified Person, means the power to direct or cause, directly or indirectly, the direction of the management and policies of such Person whether through the voting of securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Arena” has the meaning set forth in Recital A.

“Arena Agency Agreements” has the meaning set forth in Section 7.02(b).

“Attendance Based Allocation” has the meaning set forth in Schedule 6.01.

“Auditing Party” has the meaning set forth in Section 20.17.

“Books and Records” has the meaning set forth in Section 20.16.

“Casualty” shall mean any damage, destruction or other property casualty of any kind or nature, ordinary or extraordinary, foreseen or unforeseen resulting from any cause, including any Force Majeure event.

“Catering Services” and “Catering Gross Receipts” have the meanings set forth in Schedule 6.01.

“Commencement Date” has the meaning set forth in Section 2.01.

“Common Areas” has the meaning set forth in Schedule 4.01.

“Concessions” means F&B Concessions, Team Merchandise, and Non-Team Merchandise.

“Condemnation” means a taking by eminent domain, condemnation or appropriation by any governmental authority or other Person with the power of eminent domain for any public or private use or purpose.

“Condemnation Award” means all sums, amounts or other compensation for the Arena payable to the Knicks or Licensor as a result of or in connection with any Condemnation.

“Convenience Fees” has the meaning set forth in Section 5.06(a).

“Contract Year” means, other than the Initial Contract Year, each period of the Term from July 1 through the immediately following June 30.

“Courtside Advertising” has the meaning set forth in Section 7.01.

“Customer Data” has the meaning set forth in Section 10.03(a).

“Effective Date” has the meaning set forth in the preamble.

“Exclusivity Breach” has the meaning set forth in Section 17.01(e).

“Exhibition and Regular Season Home Games” means games played by the Team during the exhibition season or regular season of the League where the Team (and not the opposing team) has the right to designate the location of such game or which is considered one of the Team’s home games by the League for purposes of League Rules, standings or scheduling.

“F&B Concessions” and “F&B Concessions Gross Receipts” have the meanings set forth in Schedule 6.01.

“Facility Ticket Fee” has the meaning set forth in Section 5.02(c).

“First Full Contract Year” means July 1, 2020 through June 30, 2021.

“Force Majeure” has the meaning set forth in Section 20.01.

“Game Day Services” has the meaning set forth in Section 9.02.

“General Services” has the meaning set forth in Section 9.01.

“Gross Receipts” has the meaning set forth in Schedule 6.01.

“Home Date” means each date on which a Home Game is scheduled.

“Home Games” means collectively, Exhibition and Regular Season Home Games and Playoff Home Games.

“Initial Contract Year” means the period beginning on the Commencement Date through June 30, 2020.

“Joint Sponsors” has the meaning set forth in Section 7.02(b).

“Knicks” has the meaning set forth in the preamble.

“Knicks Default” has the meaning set forth in Section 17.01.

“Knicks Event” means Home Games and Other Knicks Events.

“Knicks Misuse” has the meaning set forth in Section 4.07.

“Knicks’ Personnel and Guests” means the personnel, guests and invitees of the Knicks (including holders of tickets of admission to the Arena, holders of press and media credentials, and visiting team personnel).

“League” has the meaning set forth in Recital B.

“League Rules” means (a) all of the mandates, rules, regulations, policies, bulletins, directives, memoranda, resolutions and agreements of the NBA (or its members generally), the other NBA Entities, their respective governing bodies (including the NBA Board of Governors and the committees thereof), and the NBA Commissioner generally applicable to members of the NBA and (b) all agreements and arrangements to which the Knicks or the Team is (or after the date of this Agreement may become) subject or by which the Knicks or the Team or their assets are (or may become) bound with or in favor of any of the NBA Entities, including without limitation the Transaction Agreement dated as of the date hereof, in each case, as they presently exist or as they may, from time to time, be entered into, created or amended, including the Constitution and By-Laws of the NBA, the operations manual of the NBA, any collective bargaining agreement to which the NBA is a party, trademark and other intellectual property license agreements and all current and future television, radio, and other agreements involving the broadcast of NBA games.

“License Fee” has the meaning set forth in Section 3.01.

“Licensor” has the meaning set forth in the preamble.

“Licensor Default” has the meaning set forth in Section 18.01.

“Licensor Promotion” has the meaning set forth in Section 10.01(a).

“Licensor Services” means, collectively, General Services and Game Day Services.

“Madison Club” has the meaning set forth in Section 5.03(d).

“Maximum Credit or Refund” has the meaning set forth in Section 15.02.

“MSG Sports” means MSG Sports, LLC, the parent company of the Knicks and the Rangers.

“NBA” has the meaning set forth in Recital B.

“NBA Entities” means the NBA, NBA Properties, Inc., NBA Media Ventures, LLC, NBA Development League Holdings, LLC, WNBA Holdings, LLC, any other entity formed generally by the NBA members and each direct and indirect subsidiary of any of the foregoing, and each of their respective successors and assigns.

“Net Profits” has the meaning set forth in Schedule 6.01.

“No Fault Occurrence” has the meaning set forth in Section 18.03.

“Non-Auditing Party” has the meaning set forth in Section 20.17.

“Non-Team Merchandise” means all programs, other publications, and merchandise other than Team Merchandise.

“Other Arena Event” has the meaning set forth in Section 4.04(c).

“Other Knicks Event” has the meaning set forth in Section 4.04(b).

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means any individual, corporation, company, voluntary association, partnership, incorporated organization, trust, limited liability company, or any other entity or organization.

“Playoff Home Games” means games played after the end of the League’s regular season as part of its championship tournament, for which the Team must qualify based on its regular season record, where the Team (and not the opposing team) has the right to designate the location of such game or which is considered one of the Team’s home games by the League for purposes of League Rules or scheduling.

“Property Tax Exemption” has the meaning set forth in Section 16.01.

“Property Tax Exemption Agreement” has the meaning set forth in Section 16.01.

“Rangers” has the meaning set forth in Section 4.04(a).

“Rangers Games” has the meaning set forth in Section 4.04(a).

“Replacement Arena” has the meaning set forth in Section 12.01(c).

“Representatives” has the meaning set forth in Section 20.09.

“Standard” means, with respect to the applicable requirement, obligation or matter, (a) in compliance with applicable law, (b) in compliance with League Rules (including the NBA Arena Standards) and (c) at a first-class level equal to or better than that at which NBA arenas in major U.S. markets are then operated, maintained and improved for NBA games (in the case of improvements, taking into reasonable consideration the age and location of the Arena and its existing structural limitations), and in no event less than the highest standard of quality and manner in which the Arena (i) was operated, maintained and improved historically (post 2011-2013 transformation) with respect to Home Games and (ii) will be operated, maintained and improved for Other Arena Events.

“Suite 200” has the meaning set forth in Section 5.03(h).

“Suites” shall mean the premium locations within the Arena currently designated as “Event Level Suites,” “Madison Level Suites” and “Signature Level Suites” as more specifically described in Schedule 4.01, and any replacement suites in those locations.

“Team” has the meaning set forth in Recital B.

“Team Areas” has the meaning set forth in Schedule 4.01.

“Team Merchandise” means merchandise (including programs and other publications) that bears the Team’s name, logo(s), or other intellectual property relating to the Team, or any other League intellectual property, including any merchandise relating to or depicting (as the case may be) the League and/or any of its teams, players, and/or events (e.g., the NBA All-Star Game, the NBA Playoffs,), or the logo(s) of any of the foregoing.

“Team Merchandise Space” has the meaning set forth in Section 6.02(d).

“Term” has the meaning set forth in Section 2.01.

“The Loft” has the meaning set forth in Section 5.03(c).

“Ticket” or “Tickets” has the meaning set forth in Section 5.01.

“Ticket Agent” has the meaning set forth in Section 5.06(a).

“Ticket Agent Agreement” has the meaning set forth in Section 5.06(a).

“Untenantable Condition” means a condition of the Arena that occurs on account of a Casualty or Condemnation and, as a result of which League Rules or applicable law prohibit the playing of Home Games at the Arena or would entail denial of access to or loss of a material portion of (i) the general seating areas of the Arena or (ii) revenues of the Knicks derived from the Arena.

“VIP Club Services” has the meaning set forth in Section 9.03.

“VIP Clubs” has the meaning set forth in Section 9.03.

“Work Stoppage” has the meaning set forth in Section 15.01.

ARTICLE II

TERM

Section 2.01    Term; Commencement Date. The term of this Agreement shall commence on             , 2020 (the “Commencement Date”) and, unless earlier terminated in accordance with the terms of this Agreement, shall end on June 30, 2055 (the “Term”).

ARTICLE III

LICENSE FEE

Section 3.01    License Fee. The Knicks shall pay to Licensor a license fee, without any right of offset, reduction or abatement (except as expressly provided in this Agreement), as follows: (a) for the Initial Contract Year, a prorated amount equal to $21,800,000 divided by forty-four (44), multiplied by the number of Exhibition and Regular Season Home games scheduled to be played in the Arena in the Initial Contract Year; (b) for the First Full Contract Year, $22,454,000; and (c) for each subsequent Contract Year, 103% of the license fee for the immediately preceding Contract Year (the “License Fee”).

Section 3.02    Payment of License Fee. For each Contract Year, the Knicks shall pay the License Fee in twelve (12) equal installments on the first business day of each month during the Contract Year, except that the License Fee for the Initial Contract Year shall be paid in equal monthly installments on the first business day of the month following the Commencement Date and the first business day of each remaining month in the Initial Contract Year.

ARTICLE IV

USE OF ARENA

Section 4.01    Arena Areas. The Arena includes the areas identified on Schedule 4.01 attached hereto. The Parties shall regularly coordinate and discuss with one another and accommodate the other’s reasonable requests for adjustment thereto. The Parties acknowledge and agree that the precise locations, square footage, appearance and amenities of the Common Areas and Team Areas set forth therein shall be subject to change from time to time during the Term in accordance with Section 4.05.

Section 4.02    Knicks Use. Licensor hereby grants to the Knicks and Knicks’ Personnel and Guests, and the Knicks hereby accept from Licensor, for itself and the Knicks’ Personnel and Guests, a license to use the Arena as follows:

(a)    Common Areas and Team Areas. Subject to League Rules, on each Home Date, beginning at approximately the earlier of 10:00 a.m. or three (3) hours prior to the start of any Home Game, until two (2) hours after the completion of such Home Game, the Knicks shall have the exclusive right and license to use the Common Areas and the Team Areas for the purpose of playing of Home Games and conducting related activities, and the presentation thereof by any and all means, live and over radio and television and all other means of communication now existing and hereafter developed, and such other uses expressly permitted in this Agreement or as may be agreed to by the Parties. Notwithstanding the foregoing start time, Licensor may schedule Other Arena Events (as defined below) on Home Dates (each, a “Shared Date”) in accordance with Section 4.04(c); provided that in no event shall the Knicks have exclusive access to the Common Areas and Team Areas any later than approximately three (3) hours prior to the start of any Home Game (or as otherwise required by League Rules). Licensor shall reimburse the Knicks for any costs incurred by the Knicks solely as a result of a Home Game occurring on a Shared Date (e.g., visiting team relocating a shootaround). In addition, the Knicks shall have reasonable access, on a non-exclusive basis, to the Common Areas and the Team Areas for purposes related to the business or basketball operations of the Knicks at reasonable times on days that are not Home Dates and during periods on Home Dates other than those specified above (but in no case during ticketed Other Arena Events (as defined in Section 4.04(c) below)), provided the Knicks’ use of the Common Areas may not unreasonably interfere with any use by Licensor or authorized use by its other licensees (including the Rangers).

(b)    Access. All rights and licenses set forth in this Section 4.02 include in favor of the Knicks and the Knicks’ Personnel and Guests (including holders of tickets of admission to the Arena, holders of press and media credentials, and visiting team personnel), subject to the Arena’s safety and security protocols as provided in Section 4.06(b), (i) rights and licenses of entry, ingress and egress over and across all applicable portions of the Arena, and (ii) the right and license to bring onto the Arena (and to permit the Knicks’ Personnel and Guests to bring into the Arena), and retain ownership and control of, items of personal property and equipment.

(c)    Grant of License. This Agreement is intended to, and shall be construed as, a grant of a license by Licensor to the Knicks and the Knicks’ Personnel and Guests, and shall not operate to vest in the Knicks any ownership or leasehold interest, or other real estate interest, in the Arena or the property of Licensor, whether real or personal, tangible or intangible, or any use or possessory rights other than those rights expressly granted by the license hereunder (and then subject to and in accordance with all of the provisions of this Agreement).

Section 4.03    Licensor’s Right of Entry. Notwithstanding the provisions of Section 4.02, but subject to League Rules, Licensor and its agents and representatives shall have the right to enter into and upon any and all parts of the Arena, including the Team Areas and the Common Areas, as necessary for the purpose of carrying out its obligations under this Agreement, to operate the Arena, to perform necessary safety, security and maintenance activities and for other purposes that do not unreasonably interfere with the Knicks’ rights hereunder.

Section 4.04    Scheduling.

(a)    Team Games. The scheduling procedure for Home Games shall continue in a manner consistent with past practice, subject to, and at all times in accordance with, League Rules (including, without limitation, with respect to playoff scheduling). It is understood between the Parties that Licensor is entering into a simultaneous license with New York Rangers, LLC (the “Rangers”), on behalf of the professional hockey team known as the New York Rangers, to host hockey games (“Rangers Games”) in the Arena. The Parties will continue to cooperate with each other in good faith recognizing that Licensor has obligations to the Rangers. Consistent with past practice, Licensor will jointly coordinate with the League and the National Hockey League in scheduling Home Games and Rangers Games. In addition, each Party shall (i) use reasonable efforts to avoid material business impacts on the other Party where such Party has the ability to do so and (ii) reasonably cooperate and honor requests for changes to previously scheduled or held dates. For the avoidance of doubt, in the event of any conflict between any of the foregoing and League Rules, League Rules shall control and govern.

(b)    Other Knicks Events and Usage.

(i)    Subject to the terms of this subsection, the Knicks shall be entitled to license the Arena without payment of an incremental license fee on up to two (2) occasions per Contract Year, to present certain Team-related events other than Home Games (e.g., open practices, try-outs; scrimmages; camps, clinics and youth academies; marketing, promotion or other related purposes; press gatherings; Knicks charity events (which may be ticketed); luncheons, meetings, parties ticket sales events, season subscriber events and similar functions as mutually agreed) (each, an “Other Knicks Event”). Dates for Other Knicks Events may be reserved no earlier than sixty (60) in advance of the proposed event and such reservations shall be subject to any dates previously booked by Licensor for Other Arena Events.

(ii)    The Knicks may use such Team Areas and Common Areas, and Licensor shall provide such Licensor Services (for which Game-Day Services the Knicks shall pay or reimburse Licensor as provided herein), as are reasonably requested by the Knicks for such Other Knicks Events. Other Knicks Events shall be subject to any other terms and conditions to be negotiated by the Parties. Unless the Parties agree otherwise with respect to a particular event, all terms of this Agreement applicable to Home Games will apply to Other Knicks Events.

(iii)    At the Knicks’ request, Licensor may, in its discretion, license the Arena and/or other Licensor-owned venues (e.g., Beacon Theater, Radio City, Tao) to the Knicks to the extent available and without payment of an incremental license fee (the Knicks shall pay any expenses). Such events may be in addition to Other Knicks Events.

(c)    Other Arena Events. Subject to Section 4.04(a), Licensor shall be entitled to schedule Rangers Games, other sporting events, concerts, and any other types of events in the Arena (each, an “Other Arena Event”), including, for the avoidance of doubt, on the same day as a Home Game; provided that: (i) no Other Arena Event shall relieve Licensor of its obligations hereunder, including to deliver the Common Areas and Team Areas to the Knicks in the condition required by ARTICLE IX by or before the times required in Section 4.02(a), (ii) no Other Arena Event shall be scheduled if it could reasonably be expected to materially interfere with the presentation, use or operation of the Arena for any previously scheduled Knicks Events (or the revenues derived by the Knicks therefrom) , and (iii) [*****].

Section 4.05    Alterations.

(a)    Knicks Alterations.

(i)    During the Term, and subject to any existing union jurisdictional arrangement relating to the Arena, the Knicks may make non-structural alterations to the Team Areas, subject to Licensor’s approval thereof, which approval shall not be unreasonably withheld, conditioned or delayed (it being understood that Licensor may deny its approval if such alterations would reasonably be expected to adversely impact in a material way Licensor or any third party who regularly uses the space (e.g. the Rangers)). Licensor shall reimburse the Knicks for the cost of such alterations to the extent necessary to comply with its obligations under this Agreement, provided that any such cost must be preapproved in writing by Licensor, which approval shall not be unreasonably withheld, conditioned or delayed. To the extent those alterations are not necessary for Licensor to comply with its obligations under this Agreement, those alterations shall be made at the Knicks’ sole cost and expense.

(ii)    During the Term, the Knicks may also request that Licensor make alterations to the Team Areas or Common Areas. Licensor shall make those alterations to the extent necessary to comply with its obligations under this Agreement, at Licensor’s sole cost and expense. To the extent those alterations are not necessary for Licensor to comply with its obligations under this Agreement, those alterations shall be subject to the approval of Licensor, such approval not to be unreasonably withheld, conditioned or delayed, and shall be made at the Knicks’ sole cost and expense (subject to the Knicks’ approval of Licensor’s plans and costs); it being understood that Licensor may deny its approval if such alterations would reasonably be expected to adversely impact in a material way Licensor or any third party who regularly uses the space (e.g. the Rangers).

(b)    Licensor Alterations.

(i)    Licensor shall have the right to make alterations or other changes to the Arena, in its sole discretion and at its sole cost and expense; provided that Licensor shall be required to obtain the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the Knicks to the extent that any such alterations or changes could reasonably be expected to impact the Knicks’ rights or obligations hereunder, or the presentation, set-up, use or operation of the Arena for any Knicks Event.

(ii)    Without limiting ARTICLE IX, Licensor shall be responsible for making alterations, upgrades, modifications and improvements to the Arena (and the components thereof) at Licensor’s sole cost and expense (subject to Section 4.05(c)), as may be required from time to time in order to maintain the Arena in accordance with the Standard.

(iii)    Alterations intended to generate additional premium seating revenues for both Licensor and the Knicks shall be governed by the terms of Section 5.04.

(c)     Alterations Pursuant to League Rules. Notwithstanding anything to the contrary contained in this Agreement, any alterations, upgrades, modifications or improvements to the Arena that are made solely to comply with any new or amended League Rules that are enacted after the Commencement Date shall be made at the Knicks’ sole expense.

(d)    The Parties shall cooperate in good faith to agree on the plans and specifications for alterations made under Sections 4.05(a) - (c) and the time period during which such alterations are expected to be made. All such alterations shall (i) be made by Licensor or its contractors (except for alterations made pursuant to Section 4.05(a)(i)), (ii) comply with all applicable laws, ordinances, orders, regulations and League Rules, (iii) be completed in a good and workmanlike manner, using new materials or their equivalent, without unreasonable delay, (iv) not interfere with gameplay in accordance with League Rules and (v) not materially interfere with the presentation, set-up, use or operation of the Arena for any Knicks Event (or the revenues derived by the Knicks therefrom), without the Knicks’ prior written approval.

Section 4.06    Manner of the Knicks’ Use. At all times during the Term:

(a)    The Knicks shall use the Arena in accordance with all League Rules and applicable laws, ordinances, and regulations. Licensor shall operate the Arena in accordance with all League Rules, applicable laws, ordinances, and regulations. [*****].

(b)    The Knicks and their guests, invitees, patrons, and designees shall be subject to any reasonable and nondiscriminatory rules and regulations and security procedures that Licensor imposes on the use of the Arena, so long as the same (i) are not inconsistent with the other provisions of this Agreement (including Licensor’s requirement to maintain and operate the Arena in accordance with the Standard) or League Rules, and (ii) are uniformly applied to all other occupants and users of the Arena except to the extent necessitated by differing particular event types.

(c)    Each Party shall, at any time and from time to time, upon not less than ten (10) days prior written request from the other Party, execute, acknowledge and deliver to the requesting Party, in a form reasonably satisfactory to the requesting Party and, if applicable, its existing or prospective direct or indirect lender or purchaser, a written estoppel statement certifying, (i) that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) if true (or, if not entirely true, listing any exceptions), that the requesting Party is not in default hereunder, (iii) the date to which the License Fee and other charges have been paid in advance, if any, and (iv) such other accurate certifications as may reasonably be required by the requesting Party or its existing or prospective direct or indirect lender or purchaser, and agreeing to give copies to the requesting Party’s existing or prospective direct or indirect lender or purchaser of all material notices by the stating Party to the requesting Party, and agreeing to afford the requesting Party’s existing or prospective direct or indirect lender or purchaser an opportunity to cure any default of the stating Party within the applicable cure period afforded to the requesting Party hereunder. It is intended that any such statement delivered pursuant to this subsection may be relied upon by any prospective direct or indirect lender to or purchaser of the Knicks or of the Arena and their respective successors and assigns.

Section 4.07    Knicks Misuse. The Knicks shall promptly reimburse Licensor for costs of cleaning, repairs or replacements, net of insurance proceeds received under Article XIV, necessitated by (a) uses by the Knicks not permitted under this Agreement, or (b) grossly negligent, reckless or willful acts of the Knicks or visiting NBA teams for Knicks Events that cause such damage (collectively, “Knicks Misuse”).

Section 4.08    Surrender. Upon the expiration of the Term or earlier termination of this Agreement, the Knicks shall promptly vacate the Arena under the direction of and in the manner reasonably approved by Licensor, and shall surrender all of its keys, access cards, and other credentials and access items for the Arena to Licensor, and shall inform Licensor of all combinations on all of its locks, safes, and vaults, if any, in the Arena. Without limiting the foregoing, the Knicks shall not remove any alterations, improvements, or other property (other than personal property not affixed or attached to the Arena or any elements thereof) from the Arena unless permitted to do so by Licensor, and the Knicks shall promptly reimburse Licensor for the cost of repairing any damage caused by such removal. Any personal property of the Knicks which remains in the Arena after the expiration of the Term or earlier termination of this Agreement may, at the option of Licensor, be deemed to have been abandoned, and, in Licensor’s sole discretion, (a) may be retained by Licensor as its property, (b) shall be disposed of by the Knicks at the request of Licensor, or (c) may be disposed of by Licensor.

ARTICLE V

TICKETS, SUITES AND CLUBS

Section 5.01    Prices. As between Licensor and the Knicks, (a) the Knicks shall have sole discretion to control the manifest and determine the prices and fees (subject to Section 5.06(a)) for all tickets and other indicia authorizing admission (each a “Ticket”) for general admission seating, standing room and other general admission spectator positions in the Arena for all Knicks Events, and (b) except as provided below, Licensor shall have sole discretion to control the manifest and determine the license fees to be paid for the Suites, The Loft, the Madison Club and similar premium spaces developed in accordance with Section 5.03 and Section 5.04 during the Term. There shall be no limit on the number of complimentary Tickets the Knicks may issue.

Section 5.02    Ticket Revenues.

(a)    Ticket Sales. The Knicks shall have the exclusive right to sell and resell all Tickets and retain all revenues from all Ticket sales and resales, including the Facility Ticket Fee (as defined in Section 5.02(c)), the Knicks’ share of any Convenience Fee (as defined in Section 5.06(a)), and any personal seat licenses the Knicks may elect to sell, provided, that the Knicks right to sell personal seat licenses shall be limited to Knicks Events only (and no Other Arena Events) and provided further, that any “form” agreement for the sale or licensing of personal seat licenses shall be subject to Licensor’s prior approval, not to be unreasonably withheld, conditioned or delayed and the Knicks shall not make any material alterations to such form agreement that adversely impact Licensor without Licensor’s prior written approval, not to be unreasonably withheld, conditioned or delayed.

(b)    Loaded-Value Tickets. To the extent that the Knicks offer a ticket product where the ticketholder is entitled to gratis Concessions in addition to seating to a Home Game, Licensor shall provide such Concessions and the Knicks shall remit to Licensor the actual retail value of any Concessions redeemed by each such ticketholder, which revenue will be included in Team Merchandise revenue (to the extent that the sale/redemption relates to Team Merchandise) or F&B Concessions Gross Receipts, as applicable. To the extent that the sale/redemption relates to Non-Team Merchandise, Licensor shall retain all such redeemed amounts. For purposes of clarity, any revenue associated with loaded-value tickets that is not redeemed for Concessions shall remain the property of the Knicks.

(c)    Facility Ticket Fee. [*****] shall charge to all initial Home Game Ticket purchasers a per-Ticket facility fee (the “Facility Ticket Fee”), in an amount determined from time to time by Licensor following consultation with the Knicks. [*****].

Section 5.03    Suites; Madison Club; The Loft

(a)    Suites. Subject to other provisions of this Section 5.03, Licensor shall have the exclusive right to license Suites to third parties for all or a portion of Knicks Events and Other Arena Events and collect license fees for the privilege of using the Suites and related amenities. Licensor shall be responsible for all costs of licensing, operating, servicing and maintaining the Suites in accordance with the Standard. Revenues generated from the licensing of Suites shall be allocated as set forth in Section 5.03(b). All of the terms and conditions of such licenses and appurtenant Arena admission tickets and other rights and obligations related to the occupancy of Suites, shall be governed by separate agreements (each, a “Suite Agreement”) entered into between Licensor and the licensees of Suites. Licensor’s “form” Suite Agreements shall be subject to the prior written approval of the Knicks (not to be unreasonably withheld, conditioned or delayed) and Licensor shall not make any material alterations to the form Suite Agreements or any executed Suite Agreement that adversely impact the Knicks without the Knicks’ prior written approval, not to be unreasonably withheld, conditioned or delayed.

(b)    Suites Revenue.

(i)    All-Event Suites. For Suites licensed for all or substantially all Arena events including Home Games (other than certain major Other Arena Events, including All-Star Games, awards shows, major college championship events, etc.), including those sold on a half-share, quarter-share or other fractional portion basis, the Knicks shall receive [*****]% of all revenues collected or received by Licensor from the sale of such Suites (the “Knicks Suites Revenue Share”), net of contracted catering credits (if any), taxes and credit card fees, and Licensor shall retain the remaining amounts, except as provided in Section 5.03(g) and 6.01(a) ([*****]). In the event of a No Fault Occurrence, the Knicks Suites Revenue Share shall be increased to [*****]%.

(ii)    Team-Only and Single Game Suites. The Knicks shall receive all revenues collected or received by Licensor from the sale of Suites licensed only for individual or packages of Home Games and/or other Knicks Events, net of the retail value of food and beverage packages included in the license fee (“Included F&B Packages”), contracted catering credits (if any), taxes and credit card fees, less a Licensor commission of [*****]% of such net revenue (provided that, in the event of a No Fault Occurrence, the Parties will agree on an appropriate reduction to such commission to account for any reduction in the additional amount that would have been payable to the Knicks under the last sentence of Section 5.03(b)(i) if all Suites were sold for all Arena events).

(iii)    Custom Team and Non-Team Suite Packages. For customized Suite packages (i.e., a pre-determined mix of events that include Knicks Events and Other Arena Events), revenues shall be proportionally allocated to each event included in such package based on the then-applicable rate card for the included events. The Knicks shall receive all revenues collected or received by Licensor attributable to the Knicks Events included in such package, net of Included F&B Packages, contracted catering credits (if any), taxes and credit card fees, to the extent used during Knicks Events, less a Licensor commission of [*****]% of such net revenue as so allocated (provided that, in the event of a No Fault Occurrence, the Parties will agree on an appropriate reduction to such commission to account for any reduction in the additional amount that would have been payable to the Knicks under the last sentence of Section 5.03(b)(i) if all Suites were sold for all Arena events).

(iv)    Suite Passes for Knicks Events. Notwithstanding the foregoing, all revenues from the sale or license of passes for incremental admission to Suites for Knicks Events (commonly known as “suite passes”), net of taxes and credit card fees, shall be retained by the Knicks. The parties shall agree on the terms and pricing of such suite passes, which shall be sold by Licensor.

(v)    Catering Credits. Any contracted catering credits or Included F&B Packages granted to a Suite licensee as part of a Suite license shall be included in Catering Gross Receipts as and to the extent used during Knicks Events. Any contracted catering credits or Included F&B Packages granted to a Suite licensee as part of a (x) single-game or Team-only package or (y) customized Suite package including Knicks Events and Other Arena Events (as described in Section 5.03(b)(iii)) shall be subject to the prior written approval of the Knicks, such approval not to be unreasonably withheld, conditioned or delayed. With respect to any contracted catering credits or Included F&B Packages granted to a Suite licensee as part of any suite package containing a mix of Team and non-Team events, Licensor shall ensure that such contracted catering credits or Included F&B Packages have the same terms and conditions, at the Suite licensee’s discretion, at both Knicks Events and Other Arena Events.

(c)    Suite 16. The Knicks acknowledge that Suite 16 on the tenth floor of the Arena is currently licensed to the TAO Group, in which Licensor’s parent company has a majority ownership interest. The Knicks agree that notwithstanding Licensor’s ownership interest in the TAO Group, the Knicks’ share of the license revenue for this suite shall be calculated based on the fees paid or payable to Licensor by the TAO Group, and not with respect to any membership or other revenue or income generated by the TAO Group, provided that such fees are established and maintained on an arms-length basis (it being acknowledged that the fee payable by the TAO Group to Licensor for the twelve-month period ended June 30, 2019 is arms-length for purposes of this Section 5.03(c)).

(d)    The Madison Club and The Loft.

(i)    Certain clients will pay Licensor membership fees that entitle them to access (a) the 170-seat defined hospitality and seating space on the west side of the Arena currently known as the “Madison Club” during all Home Games and all Rangers Games, boxing, tennis, and NCAA college basketball events at the Arena (the “Madison Club”); and/or (b) the 48-seat defined hospitality and seating space on the east side of the Arena currently known as “The Loft at Madison Square Garden” during all Arena events including Home Games (other than certain major Other Arena Events, including All-Star Games, awards shows, major college championship events, etc.) (“The Loft”). Licensor shall not sell more than 170 or 48 tickets of admission or memberships to the Madison Club or The Loft, respectively, for any Knicks Events without the prior written consent of the Knicks, not to be unreasonably withheld, conditioned or delayed.

(ii)    Licensor shall be responsible for selling and servicing Madison Club and Loft memberships and operating, maintaining and servicing the Madison Club and The Loft in accordance with the Standard. The Knicks shall receive [*****]% of all revenues collected or received by Licensor from the sale of memberships to the Madison Club and The Loft, net of taxes and credit card fees (the “Knicks Hospitality Share”). The Knicks shall reimburse Licensor for (a) the direct cost of providing complimentary food and beverage, and (b) the cost of other direct event variable labor (e.g., concierge, coat check, etc.), other than labor related to Concessions that are sold, attributable to the Madison Club and The Loft for Home Games, in each case under (a) and (b), which costs shall be consistent for all events and on a basis as determined in consultation with the Knicks. Schedule 5.03(d) sets forth the staffing levels for the Madison Club and The Loft as of the 2019-20 Season (which takes into account the services provided for the Madison Club and The Loft as of the 2019-20 Season). For all Home Games and similar (based on factors including expected attendance) Other Arena Events, Licensor shall maintain substantially similar levels of service and staffing (as set forth on Schedule 5.03(d)), provided that the Parties shall regularly coordinate and discuss with one another the appropriate levels of service and staffing and accommodate the other’s reasonable requests for adjustment thereto. In the event of a No Fault Occurrence, the Knicks Hospitality Share shall be increased to [*****]%.

(iii)    To the extent that Licensor sells specialized packages that are different from those referenced in Sections 5.03(d)(i)-(ii) above, the parties shall coordinate and agree on appropriate pricing, revenue share and/or commissions. To the extent that Licensor provides members of the Madison Club and/or The Loft with limited amount of gratis Concessions (e.g., through a loaded ticket) (“Gratis Concessions”), the Parties shall coordinate and mutually agree on appropriate terms, costs and revenue allocations for such Gratis Concessions.

(iv)    All of the terms and conditions of the sale of such memberships shall be governed by separate agreements (the “Hospitality Agreements”) entered into between Licensor and the members of the Madison Club and The Loft. Licensor’s “form” Hospitality Agreements shall be subject to the prior written approval of the Knicks (not to be unreasonably withheld, conditioned or delayed) and Licensor shall not make any alterations to such form Hospitality Agreement or any executed Hospitality Agreement that materially adversely impact the Knicks without the Knicks’ prior written approval, not to be unreasonably delayed or withheld.

(e)    Sales by the Knicks. Licensor may from time to time authorize the Knicks to attempt to license or sell on Licensor’s behalf the Suites or memberships referred to in this Section 5.03. For purposes of clarity, the Parties agree that the revenue sharing referred to in this Section 5.03 shall apply whether the license or sale is consummated by Licensor, Knicks or MSG Sports’ employees; provided that, if the license or sale is of Team-only or single game Suites (as described in Section 5.03(b)(ii)) or custom Team and non-Team Suite packages (as described in Section 5.03(b)(iii)) and is consummated by the Knicks or MSG Sports, Licensor’s commission on such license or sale shall be [*****]% of the applicable net revenue.

(f)    Settlement. Licensor shall remit to the Knicks on a monthly basis a cash payment equal to the Knicks’ share of revenues collected or received for the Suites, the Madison Club, The Loft (and any similar premium spaces developed during the Term in accordance with Section 5.04 ), in each case, in accordance with Section 9.06. To the extent that Licensor receives value in kind as payment for the sale of licenses or memberships to the Suites, the Madison Club or The Lofts, Licensor shall pay to the Knicks an amount based on the rate card value of such license or membership (e.g., if Licensor receives value in kind as full payment for an all-Event Suite, Licensor shall pay the Knicks the Knicks Hospitality Share of the rate card value of such Suite license). Licensor shall be responsible for the payment of all taxes and credit card fees with respect to all sales made by Licensor or its agents pursuant to this Agreement.

(g)    Complimentary Suites and Usage.

(i)    The Knicks shall have the exclusive right to use without payment of a fee or other consideration one (1) Event Level Suite and associated tickets for each Knicks Event. Such suite shall be what is currently designated Event Level Suite 20, or another Event Level Suite as designated by Licensor, subject to Team’s approval, not to be unreasonably withheld, conditioned or delayed.

(ii)    The Knicks may not license to third parties the Suite or associated tickets referred to in subsection (i), provided that it may request Licensor to attempt to license or sell such Suite or associated tickets for a particular Home Game or Home Games and/or Other Knicks Events. Any resulting revenue, net of Included F&B Packages, contracted catering credits (if any), taxes and credit card fees, will be shared by Licensor and the Knicks as if it were a single-game suite license pursuant to Section 5.03(b)(ii). Licensor may use or license such Suite or associated tickets for Other Arena Events without payment to the Knicks of the revenue share otherwise attributable to the license of Suites set forth in Section 5.03(b).

(iii)    Upon request by the Knicks, and subject to availability, Licensor shall make available, at no cost, one (1) Madison-level or Signature-level Suite on a Home Game by Home Game basis solely for use by visiting team owners and executives and their guests.

(iv)    Licensor shall have the right to use one (1) Event Level Suite for all Knicks Events and Other Arena Events without payment to the Knicks of the revenue share otherwise attributable to the license of Suites set forth in Section 5.03(b). Notwithstanding the foregoing, to the extent Licensor decides to license such Event Level Suite in whole or in part to a third party and receives a license fee therefor, the Knicks shall receive their applicable revenue share (if any) as provided in Section 5.03(b). Such suite shall be the Suite currently designated Event Level Suite 19, or another Event Level Suite as designated by Licensor, subject to Team’s approval, not to be unreasonably withheld, conditioned or delayed.

(v)    Unsold Suite, Madison Club and Loft Inventory. Suites and associated tickets related to the Suites, the Madison Club and the Loft that are not licensed or sold for Home Games may be used by Licensor for prospecting for Suite, Madison Club and Loft licensees. Additional unsold Suite, Madison Club and Loft inventory may be used to provide for complimentary attendance by employees of the Knicks, Licensor and their respective Affiliates or for other business relationships in accordance with each company’s complimentary ticket program. The Parties shall mutually determine how to allocate unsold suite inventory between the Parties, provided, that if the Parties cannot agree, [*****] of such inventory shall be available to the Knicks for such purposes and [*****] of such inventory shall be retained by Licensor for such purposes. In no event may the unused Suites or associated tickets related to Suites, Madison Club or Loft allocated under this

Section 5.03(g)(v) be licensed or sold by either Party, without the consent of the other Party (not to be unreasonably withheld, conditioned or delayed), in which case the Knicks shall receive their applicable revenue share as provided in Sections 5.03(b) or 5.03(d).

(h)    Suite 200. Licensor shall maintain the executive lounge currently designated “Suite 200” (or a private hospitality area of substantially similar size offering substantially similar amenities, in the same or a different location in the Arena) for the use of senior executives and their invited guests (“Suite 200”). The Knicks shall have access to Suite 200 during Home Games in a manner consistent with past practice and shall bear or reimburse Licensor for all out-of-pocket costs associated with operating Suite 200 for Home Games. Any annual increase to the aggregate costs charged to the Knicks for operating Suite 200 shall not exceed [*****]% without the Knicks prior written approval, not to be unreasonably withheld, conditioned or delayed. The Knicks agree that senior executives of Licensor and their invited guests shall have complimentary access to Suite 200 during Home Games on the same basis as senior executives of the Knicks and their invited guests.

Section 5.04    Future Ticket and Premium Products

(a)    Licensor, after consultation with and receipt of prior written approval from the Knicks, such approval not to be unreasonably withheld, conditioned or delayed, may develop new seating products where the ticket purchaser has the option to purchase seats for multiple event types (e.g., Home Games and Other Arena Events). If the Knicks approve such new seating products, the Knicks shall provide the required ticket inventory, and Licensor shall provide applicable amenities, at prices and other economic terms and splits to be negotiated and agreed upon by the Parties.

(b)    Licensor, after consultation with and receipt of prior written approval from the Knicks, such approval not to be unreasonably withheld, conditioned or delayed, may develop new suites and/or seating products (e.g., new or altered premium spaces) where amenities additional to admission are provided to the ticket purchaser, licensor or member. If the Knicks approve such new seating products, allocation of capital and operating expenses, revenues and obligations shall be determined in a manner to be agreed upon.

Section 5.05    Box Office; Ticket Printing; In-Arena Ticket Sales

(a)    Box Office Operations. If Licensor generally operates a box office (including will call support) for Other Arena Events, Licensor will also operate a box office (including will call support) during reasonable business hours, and for all Knicks Events commencing at the earlier of (i) noon and (ii) the opening of the Arena doors for the applicable Knicks Events and ending no earlier than the commencement of the third quarter of the Knicks Events, and shall provide substantially equivalent service and staffing, with respect to the sale of tickets for Home Games and Other Knicks Events to Other Arena Events all in a manner consistent with past practice, provided that the Parties shall regularly coordinate and discuss with one another the appropriate levels of service and staffing and accommodate the other’s reasonable requests for adjustment thereto. At the Knicks’ request, Licensor shall share with the Knicks all Customer Data (as defined in Section 10.03) relating to the Knicks generated through box office operations.

(b)    Full and Partial Season Ticket Packages. If requested by the Knicks and for so long as Licensor is generally printing tickets for Other Arena Events, Licensor shall coordinate, at the Knicks’ reasonable direction, cost and expense, the printing of Tickets for full and partial season packages. The Knicks shall sell, invoice and collect all revenues from such Ticket packages in its sole discretion. The Knicks shall be responsible for all credit card fees and other similar charges in connection with the sale of such Tickets. The Knicks shall develop any and all creative content to be included on such Tickets printed by Licensor at the Knicks’ request.

(c)    Group Ticket Packages. If requested by the Knicks and for so long as Licensor is generally printing tickets for Other Arena Events, Licensor shall coordinate, at the Knicks’ reasonable direction, cost and expense, the printing of Tickets for group packages. The Knicks shall sell, invoice and collect all revenues from such Ticket packages in its sole discretion. The Knicks shall be responsible for all credit card fees and other similar charges in connection with the sale of such Tickets. The Knicks shall develop any and all creative content to be included on such Tickets printed by Licensor at the Knicks’ request.

(d)    In-Arena Ticket Sales. During Knicks Events, the Knicks shall be permitted to have tables and kiosks on the concourse for the sole purpose of selling season (including partial) ticket and group ticket packages for the Knicks and its Affiliates. The placement of such tables and kiosks shall be reasonably determined by Licensor consistent with past practice.

Section 5.06    Ticket Agent

(a)    Ticket Agent Agreements. The Knicks shall be required to utilize and comply with the current primary and secondary ticket provider agreement(s) with Licensor’s ticket agent (the “Ticket Agent”), and any amendment, modification or replacement of the same in accordance with Section 5.06(b), (the “Ticket Agent Agreements”) for applicable Ticket transactions for Home Games and any Other Knicks Events to which tickets are sold. It is understood that a portion of any upfront or annual fees received by Licensor from the Ticket Agent during the Term shall be allocated to the Knicks on a pro rata basis on equitable terms (e.g., based on projected ticket sales for the businesses covered by the Ticket Agent Agreements). [*****].

(b)    Amended or Replacement Ticket Agent Agreements. Licensor shall have the right to negotiate and administer any amendments to the current Ticket Agent Agreements or any replacement ticket provider agreement with a third party, provided that, (i) any portion of such amendment or replacement agreement that relates to the Knicks or Knicks Events or (ii) any renewal or extension of the current Ticket Agent Agreements or any replacement ticket provider agreement, in each case, shall be subject to the prior written approval of the Knicks. If the Knicks do not grant such approval, the Knicks may enter into its own ticket provider agreement(s), provided that the Knicks or such other ticket provider shall pay all costs needed to implement such other ticketing systems at the Arena.

(c)    Access to Systems and Data. Licensor shall use commercially reasonable efforts to (i) include in its Ticket Agent Agreements an obligation to provide the Knicks with substantially similar access to relevant information about the Knicks’ customers and sales activity that resides in the Ticket Agent’s database and other system components as is provided under Licensor’s current agreement with Ticketmaster; (ii) enforce such obligation on behalf of the

Knicks at the Knicks’ expense and (iii) enforce any other terms of any Ticket Agent Agreements that affect the Knicks at the Knicks’ expense; it being understood that, with respect to any agreements where the Knicks are an express party or a third party beneficiary, Licensor shall have no obligations under clauses (ii) or (iii), above.

Section 5.07    Ticket Settlement Process. Licensor shall (with respect to box office sales), and shall cause Ticket Agent to, remit to the Knicks all amounts collected in connection with the sale of Tickets on a weekly basis, together with an itemized statement indicating the number and price of each Ticket sold and related fees collected.

Section 5.08    Access to Tickets.

(a)    Complimentary Licensor Tickets for Home Games. Licensor shall be afforded access to a pool of complimentary tickets for Home Games throughout the Term, on the following terms:

(i)    The pool shall include [*****], or other sections as the Parties may otherwise agree, it being understood that the Parties shall regularly coordinate and discuss with one another and accommodate the other’s reasonable requests for adjustment to the number and location of the “additional” complimentary tickets described in clause (y).

(ii)    Complimentary tickets may be used by Licensor for its and its Affiliates’ employees or other business purposes but may not be resold. If such complimentary tickets will not be used, such tickets may be sold by the Knicks and the Knicks may retain all revenue therefrom.

(b)    Pools of Tickets for Purchase. In addition, the Knicks shall be afforded access to purchase tickets from a pool of tickets for Other Arena Events and Licensor shall be afforded access to purchase tickets from a pool of tickets for Home Games, in each case subject to availability. Such tickets may be used by the Knicks or Licensor (as applicable) for their Affiliates, employees or other business purposes but may not be resold. Each ticket pool shall also be subject to such other procedures, restraints and limitations as determined by the Party offering access. In both cases, the Parties shall regularly coordinate and discuss with one another and accommodate the other’s reasonable requests for adjustment to the number and location of the tickets in the pool.

Section 5.09    Credentials and Passes. The Knicks may issue a reasonable number of passes to photo, press and media, staff, visiting teams, performers (e.g., dance teams and halftime performers), League personnel and any other Person, pursuant to the directions of the Knicks from time to time, permitting such selected persons free access to the Arena for Knicks Events and to specified areas of the Arena normally closed to the public; provided, however, any such issuance is in accordance with League Rules, including, without limitation, the then-prevailing NBA Arena Security Standards (including, as of the Commencement Date, Section V(A) therein) and Licensor’s Arena safety and security protocols.

Section 5.10    Admission to Arena. Licensor shall not grant any spectator admission to the Arena for any Knicks Event unless such spectator has acquired and displays a Ticket or other indicia of admission (e.g., a press or related pass) to such Knicks Event issued by Licensor or the Knicks (or, if applicable, the League) in accordance with this Agreement.

ARTICLE VI

CONCESSIONS

Section 6.01    F&B Concessions and Catering.

(a)    Licensor shall have the exclusive right and obligation to operate and manage the sale of F&B Concessions and Catering Services during all Knicks Events in a manner reasonably calculated to maximize profits but subject to providing a positive customer experience in accordance with the Standard and subject to Schedule 6.01. The Knicks shall receive [*****]% of the Net Profits (as defined in Schedule 6.01) from the sale of F&B Concessions and Catering Services attributable to Knicks Events (the “Knicks F&B Concessions and Catering Share”). To the extent Licensor directly manages and conducts the sale of such F&B Concessions and Catering Services, such sales shall be provided in accordance with Schedule 6.01. In the event of a No Fault Occurrence, the Knicks F&B Concessions and Catering Share shall be increased to [*****]%.

(b)    In the event Licensor retains a third party to provide F&B Concessions and/or Catering Services or enters into a lease, license or operating agreement for food and beverage space, in each case, in accordance with Section 6.04 the Knicks shall receive [*****]% of all amounts received by Licensor (including any annual payments, up-front payments, advances, back-end payments, earn-outs, guarantees, allowances, rebates, refunds, discounts or any other payments or revenues retained by Licensor or its Affiliate) attributable to Knicks Events from any such arrangement or agreement (the “Third Party F&B Share”); provided that, with respect to amounts received that cannot be specifically traced to a Knicks Event as opposed to an Other Arena Event, Licensor shall reasonably and fairly estimate the portion of the total amount that is attributable to Knicks Events (which estimate shall be subject to the review and approval of the Knicks, not to be unreasonably withheld, conditioned or delayed) and shall remit to the Knicks the Third Party F&B Share of the portion of such amount. In the event of a No Fault Occurrence, the Third Party F&B Share shall be increased to [*****]%.

Section 6.02    Team Merchandise.

(a)    Licensor shall have the exclusive right and obligation, at its sole cost and expense, to operate and manage the sale of Team Merchandise at the Arena in a manner reasonably calculated to maximize revenues, but subject to providing a positive customer experience in accordance with the Standard. Schedule 6.02 sets forth the service and staffing for the sale of Team Merchandise for Regular Season Home Games as of the 2019-20 Season. Licensor shall maintain at least substantially similar levels of service and staffing for all Home Games provided that the Parties shall regularly coordinate and discuss with one another the appropriate levels of service and staffing and accommodate the other’s reasonable requests for adjustment thereto. For the avoidance of doubt, as between the Parties, the Knicks shall have the exclusive right to sell and control the sale of Team Merchandise online and anywhere else (other than at the Arena).

(b)    The Knicks shall source, purchase and own all Team Merchandise it designates for sale at the Arena and consign it to Licensor for sale. Licensor shall be responsible for reasonable storage and inventory control for Team Merchandise. The Knicks shall set the pricing of Team Merchandise. Licensor, at its sole cost, shall offer and sell Team Merchandise, and provide appropriate sales staff and supervision, at points of sale in existing and replacement in-Arena stores and other locations designated or approved by the Knicks (such approval not to be unreasonably withheld, conditioned or delayed), on Home Dates and at other times pursuant to Section 6.02(d).

(c)    Licensor shall retain [*****]% of revenues, net of taxes and credit card fees, collected by Licensor from the sale of Team Merchandise sold at the Arena by or on behalf of Licensor and remit the remainder to the Knicks. Licensor shall be responsible for the payment of all taxes and credit card fees with respect to all such sales.

(d)    Licensor shall dedicate to Team Merchandise designated by the Knicks a minimum of [*****]% of the display space designated by Licensor in consultation with the Knicks (the “Team Merchandise Allocation”) in the Madison Square Garden Store located in Chase Square and other subsequent stores located within the Arena that do not require an individual to have a ticket to access such store. It is understood and agreed that the Knicks and the Rangers (to the extent that they remain affiliated entities) may allocate display space to each other on an event-by-event and day-by-day basis; for the avoidance of doubt, Licensor shall not have access to more than [*****]% of the display space in the Madison Square Garden Store, except as provided in subsection (e), below.

(e)    Licensor and the Knicks agree that no Team Merchandise shall be required to be offered in such stores (or elsewhere in the Arena) while the Arena is being used for Other Arena Events.

(f)    The Parties shall regularly coordinate and discuss with one another the appropriate relative levels and locations of display space and accommodate the other’s reasonable requests for adjustment thereto.

Section 6.03    Non-Team Merchandise. Subject to Section 6.02, Licensor shall have the exclusive right to control the operation and sale of Non-Team Merchandise at the Arena at any time. Licensor shall retain all revenue from the sale of all Non-Team Merchandise. Licensor may use up to [*****]% of the display space in concourses and other ticketed areas during Home Games for the sale of Non-Team Merchandise, provided that such merchandise and the locations in which it is displayed and sold shall require the approval of the Knicks, not to be unreasonably withheld, conditioned or delayed. The Parties shall regularly coordinate and discuss with one another the appropriate relative levels and locations of display space and accommodate the other’s reasonable requests for adjustment thereto.

Section 6.04    Third-Party Contracts. Licensor shall have the right to enter into a contract or contracts with one or more third parties pursuant to which such third parties shall conduct and manage the sale of some or all Concessions and/or Catering Services, provided that Licensor shall be required to obtain the prior written approval of the Knicks, not to be unreasonably withheld, conditioned or delayed, for service providers that (i) do not or will not provide similar services during Other Arena Events or (ii) will conduct or manage the sale of a majority of F&B Concessions or Team Merchandise. Notwithstanding the foregoing, Licensor shall reasonably consult with the Knicks regarding the terms of any proposed agreement with any third party that shall conduct or manage the sale of a majority of F&B Concessions or Team Merchandise.

Section 6.05    Operation on a Fair Basis; Standard of Service. Licensor shall operate, or contract with a third party for the operation of, Concessions and/or Catering Services on a basis that is fair to both Licensor and the Knicks and equivalent for Knicks Events and Other Arena Events. The quality of the service provided for Knicks Events shall be consistent with the Standard.

Section 6.06    Settlement. Licensor shall, or shall cause any third party conducting and managing the sale of Concessions and/or Catering Services to, remit to the Knicks all amounts from the sale of Concessions and/or Catering Services that the Knicks are entitled to under this ARTICLE VI in accordance with Section 9.06.

ARTICLE VII

SIGNAGE AND SPONSORSHIPS

Section 7.01    Definitions.

“Arena Game Shared Sponsorship Assets” means Advertising (including digital and fixed signage) visible or audible inside the Arena during Home Games and Other Arena Events, but expressly excluding Team Sponsorship Assets and Arena Naming Rights, which includes, without limitation, (a) bridge signage and entitlements, (b) vomitorium signage, (c) GardenVision underbelly and other fixed signage and Advertising on fixtures and equipment, (d) Advertising at concession areas and on Concession Items, (e) Advertising worn or carried by concessionaire personnel or other personnel engaged in the operation of Arena events and (f) naming rights and other entitlements of the lobby, concourses, suite levels, clubs and all other spaces in the Arena. For avoidance of doubt, Arena Game Shared Sponsorship Assets shall not include any Advertising (i) outside of the building entrances to the Arena (e.g., marquee spots or signage, outdoor digital board Advertising, breezeway signage or banners, Arena rooftop signage, etc.) which is not visible or audible inside the Arena bowl and sold to be visible or audible by seated Arena patrons, which Licensor shall have the exclusive right to sell and retain all revenue from or (ii) that is a Team Sponsorship Asset, which the Knicks shall have the exclusive right to sell and retain all revenue from in accordance with Section 7.02, whether or not such Advertising may also be visible or audible inside the Arena during Other Arena Events.

“Arena Naming Rights” means the right of a sponsor to have its brand integrated into the name of the Arena, e.g., the “[*****] Madison Square Garden”.

“Courtside Advertising” means electronic, virtual, and static Advertising and other signage displayed at Knicks Events that appears inside the Arena spectator bowl on: (a) seat back sleeves and other signage within the teams’ bench areas (e.g., sports drink-branded coolers, cups, squeeze bottles, and towels); (b) the basketball playing floor (both “in-bounds” and “out-of-bounds” surface areas); (c) the basketball stanchions; (d) the backboard; (e) the backboard spine and base; (f) any moving or movable items (e.g., an indoor blimp/drone, t-shirt machines); (g) the scorer’s, press, or other tables immediately surrounding the basketball playing floor (e.g., courtside and baseline signage devices); (h) entitlement of “Celebrity Row”; (i) team bench kickplates; (j) presentation of the “Seventh Avenue Squad” and Knicks City Dancers (or other pep squad); (k) seat back sleeves in stands that are present for Home Games or Other Knicks Events only; and (l) any other equipment, fixtures and items used by the Knicks in the vicinity of the basketball playing floor not already covered in the definition of Team Sponsorship Assets (but excluding any Arena Game Shared Sponsorship Assets).

“In-Bowl Variable Advertising” means Advertising and other visual signage appearing on, and other audio airing through or in connection with, (a) in-Arena electronic scoreboards, telescreens and any other message boards, (b) in-Arena LED Signage, (c) any part of the Arena spectator bowl through projection technology, augmented reality and/or virtual reality, and (d) Arena audio or visual public address Advertising.

“Non-Team Sponsorship Assets” means Advertising controlled by Licensor to the extent that it creates no direct association with the Team, other than Team Sponsorship Assets, Arena Naming Rights and Arena Game Shared Sponsorship Assets.

“Sponsorship Sales and Service Representation Agreement” means the agreement between Licensor’s affiliate, MSG Entertainment, LLC (“MSGE”) and the Knicks’ parent entity, Knicks Holding, LLC (“Knicks Holding”), entered into approximately contemporaneously herewith, whereby Knicks Holding authorizes MSGE to enter into sponsorship agreements that include Team Sponsorship Assets.

“Team Sponsorship Allocation Agreement” means the agreement between MSGE and MSG Sports, entered into approximately contemporaneously herewith, whereby MSG Sports agrees to deliver certain Team Sponsorship Assets in connection with certain current sponsorship agreements, and MSGE agrees to allocate and pay to Knicks Holding certain amounts with respect to such agreements.

“Team Sponsorship Assets” means, with respect to the Knicks or Knicks Events only (in each case, including within three (3) hours before, during and within two (2) hours after each Knicks Event), (a) Courtside Advertising; (b) In-Bowl Variable Advertising; (c) Advertising on Team programs, schedules, yearbooks and tickets; (d) GardenVision underbelly and other fixed signage and Advertising on fixtures and equipment; (e) Advertising relating to the player introduction tunnel (connecting locker room area to court); (f) Advertising relating to Team game day contests and promotions (e.g., bobblehead night, hat night, etc.); (g) Advertising that has been sold specifically with respect to only the Team (e.g., temporary Arena bowl stair signage present only for Knicks Events); (h) concourse activations; (i) Advertising relating to the Team and Knicks Event visiting team player locker rooms, training rooms and interview rooms; (j) the exhibition and promotion of products and services at the Arena (e.g., kiosks and special areas in the concourse) during Knicks Events or on any date in which a Knicks Event is scheduled to the extent pertaining to any Knicks Event (but excluding food and beverage and merchandise otherwise covered by this Agreement); (k) promotional or premium item give-aways at Knicks Events; (l) such other Advertising and sponsorship assets as currently exist or may later be developed that are Team- or Knicks Event-specific; and (m) for the avoidance of doubt, all other advertising, sponsorship and promotional activities relating to the Team that is not related to the Arena (including advertising on Team uniforms, broadcasts, websites, mobile application and social media platforms).

Section 7.02    Team Sponsorship Assets

(a)    Subject to subsections (b)-(c) of this Section 7.02, the Knicks shall have the exclusive right to sell and retain all revenue from, and shall be responsible for all direct out of pocket costs and expenses related to, the operation and sale of Team Sponsorship Assets, including the right to enter into category-exclusive sponsorship agreements with respect to Team Sponsorship Assets. Notwithstanding the foregoing, Licensor shall have the right to (i) alter digital signage platforms at any time (e.g., elimination of LED ring) at Licensor’s sole cost and expense, subject to reasonable advance consultation with the Knicks and provided that if such alterations would eliminate or materially alter any Team Sponsorship Assets contained in any agreement under which the Knicks provide or are committed to provide Team Sponsorship Assets as of the date of such alteration, Licensor will provide to the Knicks a replacement asset of equal or greater value (A) reasonably acceptable to the Knicks and (B) if such replacement is not permitted under such agreement, acceptable to the sponsor party to such agreement, and (ii) (x) approve, in its sole discretion, any permanent affixed signage in the Arena by the Knicks or (y) approve, such approval not to be unreasonably withheld, conditioned or delayed, any temporary affixed signage by the Knicks on [*****] (clauses (1), (2) and (3) collectively, the “Restricted Signage Areas”); provided that (A) [*****] and (B) [*****]. For the avoidance of doubt, any concourse, lobby or similar activations shall be subject to Sections 4.06(a) and 4.06(b). Licensor shall provide and maintain the in-Arena signage, assets and other elements associated with Team Sponsorship Assets (to the extent in the control of Licensor) in accordance with the Standard.

(b)    The Parties acknowledge and agree that their rights and obligations under this Section 7.02 shall be subject and subordinate to the Sponsorship Sales and Service Representation Agreement and the Team Sponsorship Allocation Agreement (collectively, the “Arena Agency Agreements”), as of the Effective Date and throughout the respective terms of such agreements. Pursuant to such Arena Agency Agreements, the Knicks shall be (i) required to provide Team Sponsorship Assets inventory committed to, and to comply with promotional category exclusivities granted to, certain Licensor sponsors (“Joint Sponsors”) in accordance with such Joint Sponsors’ respective agreements (each a “Joint Sponsorship Agreement”) with Licensor and (ii) entitled to certain allocations of revenue received by Licensor pursuant to such agreements; each of (i) and (ii) as set forth in more detail in the Team Sponsorship Allocation Agreement.

(c)    Subject to League Rules, the name and logo of any Arena Naming Rights partner or “Marquee”-level sponsor shall be exhibited on Team’s home playing surface near Team’s mid-court logo at the Arena (with [*****]% of the allocable revenue therefrom delivered to the Knicks).

(d)    The Parties shall meet and confer regularly (contemplated to be no less frequently than once per calendar quarter) to discuss in good faith opportunities to maximize the collective value of their sponsorships by combining the sales of Team Sponsorship Assets, Arena Game Shared Sponsorship Assets and/or Non-Team Sponsorship Assets.

(e)    Notwithstanding anything to the contrary contained herein, in no event shall the Knicks cover or interfere with any Arena Game Sponsorship Assets with any temporary, virtual or any other type of signage. Notwithstanding anything to the contrary contained herein, in no event shall Licensor cover or interfere with any Team Sponsorship Assets with any temporary, virtual or any other type of signage.

Section 7.03    Arena Game Shared Sponsorship Assets

Licensor shall have the exclusive right to sell all Arena Game Shared Sponsorship Assets, provided that Licensor shall not, without the Knicks’ prior written approval, (a) enter into any agreement that includes any Team Sponsorship Assets or (b) enter into any agreement or modify any arena inventory or signage existing as of the date hereof if such agreement or modification would reasonably be expected to (i) cause a breach under any agreement that includes Team Sponsorship Assets, (ii) eliminate, or substantially impair (i.e. effectively eliminate all or most of the value of) any physical Team Sponsorship Assets inventory in the Arena or (iii) limit or restrict the Knicks’ ability to include Team Sponsorship Assets in any exclusive or non-exclusive advertising or sponsorship agreements, in each case under clauses (i), (ii) or (iii), unless Licensor provides to the Knicks a replacement asset of equal or greater value (A) reasonably acceptable to the Knicks and (B) if such replacement is not permitted under such agreement, acceptable to the sponsor party to such agreement. The Knicks shall not enter into any agreement (and has not as of the Effective Date) that contains Arena Game Shared Sponsorship Assets or would cause a breach under any agreement that includes Arena Game Shared Sponsorship Assets without Licensor’s prior written approval. The Knicks shall be entitled to [*****]% of net revenue from the sale of Arena Game Shared Sponsorship Assets (the “Knicks Arena Game Shared Sponsorships Share”), i.e., gross revenue therefrom less any of the following paid by Licensor: taxes and applicable fees; and actual out-of-pocket costs for signage fabrication, installation and removal costs; provided that, if (a) an Arena Game Shared Sponsorship Asset is not visible, audible or otherwise present during substantially all Other Arena Events, (b) an Arena Game Shared Sponsorship Asset is not visible, audible or otherwise present for a similar length of time during Other Arena Events and Knicks Events, or (c) such Arena Game Shared Sponsorship Assets does not include substantially all Knicks Events, then, in each instance, the revenues shall be proportionally allocated to each event included in such agreement, in a reasonable manner and as mutually agreed by Licensor and the Knicks, and the Knicks shall receive the appropriate proportional amount of revenues attributable to the Knicks Events (e.g., treatment of the JP Morgan Club, as currently operated). In the event of a No Fault Occurrence, the Knicks Arena Game Shared Sponsorships Share shall be increased to [*****]% (and in the case of any proportional allocation of revenues pursuant to the proviso in the foregoing sentence, the Parties will agree on an appropriate increase in favor of the Knicks to such allocation).

Section 7.04    Non-Team Sponsorship Assets

(a)    The Knicks shall have no rights whatsoever with respect to Non-Team Sponsorship Assets.

Section 7.05    Arena Naming Rights

(a)     The Knicks shall be entitled to [*****]% of revenue from the sale of any Arena Naming Rights, excluding any amounts already allocable to the Knicks pursuant to the terms of this Agreement or otherwise.

Section 7.06    Other Revenue

(a)    The Parties shall discuss in good faith the allocation of other Advertising income, revenues and fees derived from operations at the Arena that are not otherwise provided herein, to the extent attributable to Knicks Events.

Section 7.07    Signage and Sponsorship Settlement Process

Licensor shall remit to the Knicks a cash payment equal to all amounts collected or received from the sale of Arena Game Shared Sponsorship Assets and Arena Naming Rights that the Knicks are entitled to under this ARTICLE VII in accordance with Section 9.06.

ARTICLE VIII

BROADCASTING

Section 8.01    Broadcast Rights and Facilities.

(a)    As between the Parties, the Knicks shall own and control all rights with respect to the broadcasts and telecasts of each Knicks Event by any means whatsoever (including, without limitation, radio; over the air, pay-per-view, and basic and pay cable television; and streaming and other forms of electronic and digital media now known or hereafter created) (the “Broadcast Rights”) and shall retain all revenues in connection with such Broadcast Rights. Subject to League Rules, the Knicks may not authorize or purport to authorize their media rightsholder to include in telecasts or broadcasts of Home Games any “virtual signage” in the Restricted Signage Areas without the prior written consent of Licensor, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, the foregoing sentence shall not apply to any League telecasts or broadcasts (including, without limitation, any national and international telecasts or broadcasts) or any visiting team telecasts or broadcasts, with respect to which the Knicks and Licensor each reserve all rights.

(b)    Licensor shall ensure that the press areas, broadcast areas, playing surfaces, Team Areas and Common Areas continue to be wired or otherwise equipped throughout the Term for the production of such broadcasts and telecasts in accordance with League Rules.

(c)    Licensor shall cooperate with the Knicks and provide access for the producers of such broadcasts and telecasts to such truck loading docks, camera positions, and other Arena facilities reasonably required for the production of such broadcasts and telecasts in accordance with League Rules, at the Knicks’ or its broadcaster’s expense. Subject to League Rules, Licensor shall cooperate with and provide access for broadcast and telecast producers acting on behalf of all other duly authorized parties (e.g., opposing teams and the NBA) at such games.

(d)     Notwithstanding the foregoing, Licensor retains the right to assign and reassign facilities, locations and spaces for the conduct of broadcasting in a manner consistent with League Rules; provided that Licensor will consult with the Knicks prior to any proposed changes to the locations and spaces for the conduct of broadcasting during Home Games. For example, and without limiting the previous sentence, Licensor is not obligated to continue to provide the courtside studio, or the studio facilities on the bridge level, in their current locations.

Section 8.02    Broadcast Renovations. At the Knicks’ written request, Licensor shall make such alterations to the Arena’s broadcast facilities and equipment as are reasonably necessary to comply with League Rules, and any broadcast agreements between the Knicks and/or the League and a broadcaster, provided that the Knicks shall be responsible for any upfront and continuing costs related to such alterations.

ARTICLE IX

LICENSOR SERVICES

Section 9.01    General Services. During the Term, Licensor, at its sole cost and expense (except as otherwise expressly provided herein), shall provide the following services, to and for the benefit of the Knicks (and the Arena generally), each in accordance with the Standard (“General Services”), provided that the Parties shall regularly coordinate and discuss with one another the appropriate levels and quality of staffing, equipment and service and accommodate the other’s reasonable requests for adjustment thereto .

(a)    Heating, ventilation, and air-conditioning.

(b)    Subject to unavailability due to causes beyond Licensor’s reasonable control, utilities, including electricity, gas, steam, chilled water, hot and cold water, lighting, sewer, Wi-Fi (or comparable data delivery pipeline or service) service accessible to Knicks employees and patrons during Knicks Events, telephone and intercommunications equipment, elevators, and escalators.

(c)    Lighting equipment and apparatus, including as may be required by League Rules.

(d)    Maintenance and repair of the Arena and all of its components in compliance with all applicable governmental laws, ordinances, and regulations and in clean and good condition, subject to ordinary wear and tear, subject to the Knicks’ obligation to pay for maintenance and repairs necessitated by Knicks Misuse.

(e)    Twenty-four (24) hour per day, year-round protection and security of the Arena and all its facilities (including Team Areas), and all property of the Knicks and Knicks personnel located in the Arena.

(f)    Reasonable grounds maintenance and snow and ice removal, including, but not limited to, keeping sidewalks and other areas immediately surrounding the Arena in compliance with all applicable governmental laws, ordinances, and regulations and reasonably free of snow, ice, debris, dirt, litter, and trash.

(g)    Box office services in accordance with Section 5.05(a).

(h)    Repair and maintenance, in each case, in accordance with League Rules, of the playing surfaces and related equipment (including the court, baskets and basket stanchions), and all back-up equipment and to the Knicks’ reasonable satisfaction in accordance with League Rules, all such costs to be borne or reimbursed by the Knicks, except to the extent repair or replacement is necessitated by the negligence of Licensor or its agents or other parties permitted by Licensor to use the foregoing (e.g., college teams using basketball court), or required by League Rules.

(i)    All other services and functions needed to operate, repair and maintain the Arena in accordance with the Standard, including pest control and obtaining and maintaining all necessary licenses and permits.

(j)    Without limiting any of the foregoing, Licensor shall operate, maintain and improve the Arena in accordance with the Standard at all times throughout the Term.

Section 9.02    Game Day Services. In addition to the General Services provided pursuant to Section 9.01, Licensor shall provide to and for the benefit of the Knicks, the following day-of-game services on the dates of all Knicks Events, each in accordance with the Standard (“Game Day Services”), for which the Knicks shall reimburse Licensor’s actual out-of-pocket operating cost (except as otherwise provided in this Agreement (e.g., operation of Suites, Advertising, Concessions and General Services)) without markup or overhead, as the same may be adjusted pursuant to Section 9.04:

(a)    Set-up of playing surfaces for the Knicks’ use on Home Dates (and for Other Knicks Events), by or before the time required in Section 4.02(a), in accordance with League Rules, and subject to the Knicks’ reasonable satisfaction.

(b)    Operating in house broadcast production facilities in the Arena in accordance with Article VIII (currently known as “GardenVision”) at a level consistent with past practice, it being understood that the Knicks maintain exclusive rights and remain responsible for providing the direction and production of all game presentation elements.

(c)    Operating the Arena during and cleaning up the Arena after, Home Games and Other Knicks Events, including the following event-specific personnel and their successors in name or function: security personnel, building security personnel, street patrol personnel (including supervisors), paid NYPD detail, anti-bomb canines and handlers, ushers, ticket takers, concourse “Directors,” elevator operators, restroom attendants, event office administrators, guest experience representatives, guest service supervisors, security supervisors, concourse supervisors, concourse managers, laborers/utility workers, carpenters, electricians, custodial porters, telecommunications technicians, spotlight operators and stagehands (as required based on the production elements for such Home Game or Other Knicks Event), and other necessary labor and third-party services, including overnight labor and supervisors, medical and emergency services staff or contractors and rubbish removal, all in a manner consistent with past practice, but not including game officials, referees, or timekeepers. The Knicks shall only be responsible for the costs relating to the foregoing personnel to the extent allocable to Home Games or Other Knicks Events.

(d)    If requested by the Knicks, Game Day box office personnel incremental to the staffing provided as General Services pursuant to Section 9.01(g) in a manner consistent with past practice.

(e)    Any additional services reasonably requested by the Knicks in writing and approved by Licensor, which approval shall not be unreasonably withheld, conditioned or delayed.

(f)    With respect to all Game Day Services, all costs charged to the Knicks shall be nondiscriminatory and consistent with rates incurred by Licensor for all other events at the Arena.

Section 9.03    Delta Club and JP Morgan Club. During Knicks Events, the Knicks shall be permitted to provide certain ticketholders (subject to physical capacity constraints) with access to (a) the club currently known as the Delta Sky 360 Club and (b) the club currently known as the JP Morgan Club (collectively, the “VIP Clubs”). Ticketholders who have access to the VIP Clubs shall be entitled to a certain amount of complimentary food and beverage. The Knicks shall have the sole discretion in determining the price charged to ticketholders for access to, as well as the menu offered in, the VIP Clubs, and shall retain all revenues therefrom. Licensor shall operate the VIP Clubs in accordance with the Standard (the “VIP Club Services”), for which the Knicks shall reimburse Licensor’s actual cost, without markup or overhead, attributable to such Knicks Events.

Section 9.04    Staffing Levels for Certain Services.

(a)    Schedule 9.04 sets forth the staffing levels for Game Day Services, VIP Club Services and Suite 200 for Home Games as of the 2019-20 Season. Licensor shall maintain substantially similar levels of staffing for all Home Games, provided that the Parties shall regularly coordinate and discuss with one another the appropriate levels of staffing and accommodate the other’s reasonable requests for adjustment thereto. Licensor shall be responsible for retaining, managing and supervising all personnel in Licensor’s provision of the General Services, Game Day Services VIP Club Services and Suite 200. Licensor shall use reasonable efforts to accommodate the Knicks reasonable requests with respect to the provision of all Game Day Services.

(b)    Licensor shall not do or fail to do anything that will result in or will cause the Arena not being reasonably fit or otherwise available for use for Home Games in accordance with the League Rules as and when required to enable the Knicks to comply with its obligations under this Agreement.

Section 9.05    Budgeting and Estimates.

(a)    Following reasonable consultation with the Knicks, Licensor shall provide the Knicks with reasonably detailed annual estimates of revenues and expenses by month and Home Game (the “Annual Budget”) related to Game Day Services, VIP Club Services, Suite 200 and any other revenues to be recouped and expenses to be paid by the Knicks under this Agreement (such costs and expenses, collectively, the “Knicks Costs”). The Annual Budget shall be provided at such times as may be reasonably required by the Knicks in accordance with the Knicks’ reasonable budgeting and forecasting processes. Upon receipt of the Annual Budget, the Knicks shall have a period of fifteen (15) days to review each estimate and forecast, and identify any objections it has to the Annual Budget. The Knicks and Licensor will then negotiate for a period of fifteen (15) days regarding any disagreements in respect of the Annual Budget. Subject to Section 9.05(b) below, if the Knicks and Licensor are unable to agree with respect to a particular cost within an Annual Budget within such period, the corresponding line item from the most recent approved Annual Budget will control with respect to such line item until such time, if any, that the Knicks and Licensor agree on such proposed line item; provided, that: (1) if such line item in the Annual Budget did not appear in the corresponding most recent approved Annual Budget, then Licensor shall not be entitled to payment or reimbursement for expenses in such line item and Licensor shall have no obligation to provide such product or service until the proposed line item is approved by the Knicks (not to be unreasonably withheld, conditioned or delayed); and (2) if such line item appeared in the prior Annual Budget, then Licensor shall be entitled to payment or reimbursement in an amount not to exceed the applicable line item of the prior approved Annual Budget multiplied by 104%. The Annual Budget for the 2019-20 Contract Year is attached hereto.

(b)     [*****].

(c)    The Knicks Costs shall be consistent with the costs incurred for Other Arena Events, it being understood that costs will differ based on the nature and need of the events and circumstances outside of the reasonable control of Licensor (e.g., Force Majeure). The amount payable by the Knicks to Licensor for Game Day Services and VIP Club Services shall be determined on a monthly basis in accordance with Section 9.06. The Knicks’ consent shall be required for any deviation from the approved Annual Budget and, without such approval, the Knicks shall not be responsible for any costs or expenses in excess of such line items in the approved Annual Budget.

Section 9.06    Settlement.

(a)    Not later than the fifteenth (15th) day of each calendar month, Licensor shall provide the Knicks a report (“Monthly Report”) calculating (i) each item of revenue (including any deductions therefrom) that is shared with or allocated or payable to the Knicks in accordance with this Agreement with respect to the immediately preceding calendar month and (ii) each item of cost or expense incurred by Licensor during the immediately preceding calendar month for which Licensor is entitled to payment or reimbursement (in whole or in part) from the Knicks in accordance with this Agreement (clauses (i) and (ii) collectively, the “Applicable Amounts”). Each Monthly Report shall include a reasonable amount of detail describing each of the Applicable Amounts and copies of ledgers, invoices or other reasonable evidence of each of the Applicable Amounts. Each Monthly Report delivered by Licensor to the Knicks shall set forth for each Joint Sponsorship Agreement during such Monthly Period, (x) the Revenues under such Joint Sponsorship Agreement allocated to the Knicks, on the one hand, and Licensor, on the other hand and (y) the Team entitlements (including Team Sponsorship Assets, Tickets, ticket banks, etc. provided to such Joint Sponsor) and Arena entitlements (including Non-Team Sponsorship Assets, Arena Game Shared Sponsorship Assets, Suites, etc. provided to such Joint Sponsor) contributed and their respective rate card values or fair market value (as applicable) under such Joint Sponsorship Agreement. Licensor shall pay the Knicks the net amount payable under each Monthly Report on or prior to the fifteenth (15th) day of each calendar month (i.e., the date in which the related Monthly Report is required to be provided to the Knicks).

(b)    Notwithstanding payment of the net amount under a Monthly Report, the Knicks may reasonably request additional information regarding such Monthly Report and the Licensor agrees to provide such additional information. The Knicks may dispute any amount in any Monthly Report, except for the License Fee and the percentage of the Knicks’ Tax Share (e.g., 50%). The Parties shall promptly confer to resolve any such areas of disagreement, and each Party shall be entitled to refer any disagreement that cannot be resolved to the Accounting Firm in accordance with Section 9.06(c). Notwithstanding the foregoing, the acceptance of a Monthly Report (or any portion thereof) and the payment of any amounts in accordance therewith shall be without prejudice to the Knicks’ rights to subsequently dispute any Applicable Amounts (including pursuant to Section 9.06(c) and Section 20.17). Licensor shall pay the Knicks any disputed amounts that it is determined to owe in a Monthly Report within five (5) business days after the dispute is resolved by the Parties or by the Accounting Firm in accordance with Section 9.06(c).

(c)    Notwithstanding Section 20.06, in the event of a dispute between the Parties with respect to the determination of any Applicable Amounts, the Parties shall refer such disputed matters set forth in Sections 9.06(a) and 9.06(b) to a mutually agreed upon national independent accounting firm (the “Accounting Firm”), and the Parties shall cooperate with the Accounting Firm to enable such Accounting Firm to resolve the dispute as promptly as practicable. The Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. In the absence of manifest error, the resolution of disputed items by the Accounting Firm shall constitute an arbitral award that is final, binding and non-appealable. The costs and expenses of the Accounting Firm incurred pursuant to this Section 9.06 shall be borne by the Knicks, on the one hand, and the Licensor, on the other hand, in proportion to the allocation by the Accounting Firm of the net dollar amount of disputed matters, such that the prevailing party (or parties) pay a lesser proportion (or none, as applicable) of such costs and expenses.

(d)    Licensor will use commercially reasonable efforts to maximize any revenues that are contractually payable to the Knicks hereunder, including using commercially reasonable efforts to collect such revenues. Notwithstanding anything herein to the contrary, if any revenue payable to a Party by an Affiliate of such Party is subject to sharing with the other Party hereunder (including, for example, pursuant to Section 5.03(c)), such revenue shall be deemed “collected” by the Party to whom it is payable on the earlier of (i) the date on which such revenue is actually collected and (ii) the date on which such revenue is payable pursuant to the terms of the applicable contract or other arrangement.

Section 9.07    Provision of Licensor Services.

(a)    Licensor shall have the right to delegate, subcontract, or sublicense to a third party, including Licensor’s Affiliates, the provision of Licensor Services and no such delegation, subcontract or sublicense shall relieve Licensor of any of its obligations hereunder; provided that, Licensor shall be required to obtain consent of the Knicks (not to be unreasonably withheld, conditioned or delayed) in connection with the delegation, subcontracting, or sublicensing of

Licensor Services to any third party service providers that (i) do not or will not provide similar services during Other Arena Events or (ii) will provide, conduct or manage the majority of a particular material Licensor Service. Subject to the preceding sentence, Licensor shall make the final decision regarding the selection of any such third party.

(b)    Licensor shall make reasonable efforts to minimize interference with the Knicks’ use of the Arena, and in no event shall Licensor materially interfere with the Knicks’ ability to conduct or broadcast Knicks Events or materially reduce or interfere with the Knicks’ permitted use of the Arena or ingress thereto or egress therefrom, subject to Licensor’s Arena safety and security protocols in accordance with Section 4.06(b).

(c)    For clarity, as between Licensor and the Knicks, the Knicks shall have the right to fully control all Home Game entertainment and basketball operations (including scoreboard and audio operations), with assistance from Licensor’s production staff through the applicable General Services and/or Game Day Services.

ARTICLE X

PROMOTION; TRADEMARKS; DATA OWNERSHIP

Section 10.01    Promotional Outlets.

(a)    [*****].

(b)    [*****].

(c)    [*****].

(d)    At the commencement of the Term, Licensor’s use of the Knicks’ in-game and broadcast promotional outlets set forth in subparagraphs (a) and (b), and the Knicks’ use of the Licensor promotional outlets set forth in subparagraph (c), shall each be generally consistent with the allocations set forth on Schedule 10.01, provided that the Parties shall regularly coordinate and discuss with one another their desired promotional efforts, inventory availability and needs and shall accommodate the other’s reasonable requests for adjustment to the number and type of assets (including newly-developed assets) to which the other shall have access, and the manner in which they are used. It is understood and agreed that, to the extent that they remain affiliated entities, the Knicks and the Rangers may share the promotional assets granted to them pursuant to their respective license agreements with Licensor.

Section 10.02    Trademark Licenses.

(a)    The Knicks hereby grant to Licensor for the Term non-exclusive royalty-free licenses by the Knicks and Team of all intellectual property owned or licensed by the Knicks or the Team, including but not limited to images, likenesses, service marks, tradenames and trademarks, for the exclusive purposes of promoting the Arena as the home arena of the Team, operating the Arena and providing the Licensor Services. Licensor’s use of such licenses shall be in accordance with and subject to League Rules and subject to the Knicks prior written approval. Licensor shall not have any right to sublicense, or seek or receive any payments from third parties specifically for the use of, the Knicks’ intellectual property, except in accordance with ARTICLE VII, it being understood that Licensor may exercise the right to promote the Arena as the home arena of the Team in places and in a manner that may also incorporate in an incidental manner promotion of Licensor’s marketing partners and sponsors (including, without limitation, use in connection with the Knicks’ intellectual property any overall Arena marketing partner(s) “lock-up logo” or naming rights, sponsored Licensor web pages and upcoming events promotions, etc.).

(b)    The Knicks shall be permitted to reference the Arena as their home venue on all material promoting the Team and ticket sales (and the Ticket Agent). In connection therewith, Licensor and its Affiliates hereby grant to the Knicks a non-exclusive royalty-free license to use the trademarks “MADISON SQUARE GARDEN,” “MSG,” “THE WORLD’S MOST FAMOUS ARENA” and related logos solely for such promotional purposes. The Knicks’ use of such licenses shall be subject to the Licensor’s prior written approval, not to be unreasonably withheld, conditioned or delayed. The Knicks shall not have any right to sublicense, or seek or receive any payments from third parties specifically for the use of, Licensor’s intellectual property.

Section 10.03    Customer Data. [*****]:

(a)    [*****].

(b)    [*****].

(c)    [*****].

(d)    Data Use and Sharing. Each Party shall, to the fullest extent permitted by law, share their owned Customer Data with the other Party for use by the other Party and their affiliates, subject to the prior approval in each case by the Customer Data-owning Party, such approval not to be unreasonably withheld or delayed, provided, that any sale, licensing or disclosure to a third party of Customer Data owned by the other Party is subject to the prior written consent of the Customer Data-owning Party in their sole discretion. Each Party shall use commercially reasonable efforts to ensure that all Customer Data is collected in such a manner that it may be shared with the other Party under this Section 10.03 and applicable law. For purposes of clarity, the Party that is the owner of Customer Data pursuant to this Section 10.03 or otherwise may use such data for any and all purposes, including the sale, licensing or disclosure of such data to third parties.

(e)    Confidentiality and Data Protection. The Parties agree to establish appropriate safeguards to protect the confidentiality of shared Customer Data and to prevent unauthorized use or access. Specifically, each Party shall implement and maintain an information security management policy with standards that are no less rigorous than accepted industry practices, comply with all applicable laws to protect the Customer Data from unauthorized access, destruction, use, modification, or disclosure, as well as comply with the provisions of this Agreement. At a minimum, each Party shall implement physical, technical, and administrative information safeguards that provide for: (a) protection of business facilities, paper files, servers, computing equipment, including all mobile devices and other equipment with information storage capability, and backup systems containing Customer Data; (b) network, application (including databases), and platform security; (c) business systems designed to optimize security; (d) secure, encrypted transmission and secure, encrypted storage of Customer Data; (e) a minimum of two factor authentication and access control mechanisms; and (f) personnel security, including background checks on all such personnel, use of unique, robust passwords, and annual training on how to comply with a Party’s physical, technical, and administrative information security safeguards. Each Party shall regularly test and monitor the effectiveness of their security practices and procedures relating to the Customer Data, and will evaluate and adjust their information security program in light of the results of the testing and monitoring, any material changes to their operations or business arrangements, or any other circumstances that a Party knows or reasonably should know may have a material effect on their information security program.

(f)    The Parties shall also share with each other the results of fan and guest surveys, focus groups, etc. to the extent the information relates to guests’ experiences in connection with Home Games (including customer service, quality of Concessions, cleanliness, game presentation, arriving and departing, etc.).

ARTICLE XI

EXCLUSIVITY COVENANT

Section 11.01    Covenant. Notwithstanding anything to the contrary contained in this Agreement, including Section 20.10 with respect to League Rules, the Knicks hereby agree that during the Term, the Team shall not play any Home Games in any location other than the Arena, except as provided in ARTICLE XII or Section 20.01; provided that if the Property Tax Exemption is no longer in effect, the Knicks may play up to two (2) Home Games each season at other locations outside of the New York metropolitan area in accordance with League Rules. Notwithstanding anything to the contrary contained in this Agreement, the Knicks agree to fully comply with the obligations undertaken by its predecessor Madison Square Garden Center, Inc. under the Property Tax Exemption Agreement as the owner of the Team. Licensor agrees to fully comply and cause full compliance with all other obligations undertaken by its predecessor Madison Square Garden Center, Inc. under the Property Tax Exemption Agreement.

ARTICLE XII

CASUALTY AND CONDEMNATION

Section 12.01    Termination or Restoration Due to Condemnation.

(a)    In the event that title to all or substantially all of the Arena or the right of Licensor to occupy or possess all or substantially all of the Arena shall be taken by Condemnation (a “Total Taking”), Licensor shall provide prompt notice of such Total Taking to the Knicks, and, except in the case of a Temporary Taking, this Agreement shall terminate and be of no further force upon the earlier of (i) the date when the possession of all or such substantial portion of the Arena or right so taken shall be required for such use or purpose or (b) the effective date of the Total Taking.

(b)    In the event of a Condemnation other than a Total Taking, this Agreement shall continue in full force and effect; provided, however, that if any such Condemnation results in an Untenantable Condition (including for this purpose a Temporary Taking that results in an Untenantable Condition for a period in excess of (i) [*****], or (ii) in the case of any such Temporary Taking that occurs during the last five (5) Contract Years of the Term, [*****]) then each Party shall have the right, in its sole discretion, to terminate this Agreement by notice to the other given within 30 days after the date of the Knicks’ receipt of the Estimate (defined below) with respect to such Condemnation, without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination; provided further, however, that neither Party shall have such termination right if (x) the then applicable legal requirements, zoning laws, building regulations and other governmental or quasi-governmental ordinances, rules or regulations (collectively, “Governmental Rules”) do not prohibit or materially restrict the performance of the Condemnation Restoration Work (defined below), (y) the Estimated Date (defined below) with respect to such Condemnation shall be a date that occurs on or before the date that is (i) [*****] after the date of such Condemnation, or (ii) in the case of any such Condemnation that occurs during the last five (5) Contract Years of the Term, [*****] after the date of such Condemnation and (z) the remaining portions of the Arena can be restored in a manner as shall satisfy the requirements of the definition of Condemnation Restoration Work. Further, and notwithstanding anything to the contrary contained in the foregoing, if the Estimated Restoration Cost with respect to such Condemnation exceeds [*****]% of the full replacement value of the portions of the Arena that are not subject to such Condemnation, then Licensor shall have the right, in its sole discretion, to terminate this Agreement by notice to the Knicks given within 90 days after the date of the Knicks’ receipt of the Estimate with respect to such Condemnation, without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination. If either Party terminates this Agreement as provided in this Section 12.01(b), then such termination shall be effective on the date specified in such Party’s notice of termination, but no earlier than thirty (30) days after the date of such notice and no later than one hundred eighty (180) days after the date of such notice, as if said date were the date fixed for the expiration of the Term

(c)    If neither party has the right to terminate this Agreement, or if neither party shall timely elect to terminate this Agreement, as provided in paragraph (b) above, Licensor shall, at its sole cost and expense, commence as soon as reasonably practicable and with reasonable diligence proceed to perform the work (the “Condemnation Restoration Work”) to and repair and restore the part of the Arena not taken to an architecturally complete unit and, to the extent commercially practicable, to substantially its former condition, as and to the extent necessary to remedy the Untenantable Condition, using materials, equipment and construction techniques which are common at the time of such Condemnation and with such changes as may be required by then applicable Governmental Rules or that Licensor may otherwise deem appropriate in each case, in a manner consistent with and as necessary to maintain the Standard; it being agreed, however, that Licensor shall be required to obtain the prior written consent of the Knicks to any changes that are not required by then applicable Governmental Rules and that could materially adversely impact the Knicks’ rights or obligations under this Agreement. Licensor shall (i) keep the Knicks reasonably apprised of the progress and the estimated date of completion of the Condemnation Restoration Work, and (ii) provide such information as may be reasonably requested by the Knicks from time to time with respect to the progress of such Condemnation Restoration Work. Licensor shall use commercially reasonable efforts (which shall not require Licensor to employ overtime labor or otherwise incur overtime charges) to substantially complete such Condemnation Restoration Work as soon as commercially practicable, but in all events, on or before the Condemnation Outside Date (defined below) applicable to such Condemnation (it being agreed that the Knicks’ sole remedy on account of Licensor’s failure to substantially complete such Condemnation Restoration Work shall be the rights of the Knicks to terminate this Agreement as provided in paragraphs 12.01(d) and 12.05(b)(iv) below). The Condemnation Restoration Work shall not include the repair and restoration of any of the trade fixtures, personal property or equipment of the Knicks (all of which the Knicks shall repair and restore at its sole cost and expense).

(d)    Notwithstanding anything to the contrary contained herein, the Knicks shall have the right to terminate this Agreement (without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination) if the Condemnation Restoration Work required as a result of such Condemnation is not substantially completed by the Condemnation Outside Date applicable to such Condemnation (as such Condemnation Outside Date is postponed pursuant to the below provisions of this Section 12.01(d)), which right may be exercised by the Knicks upon written notice to Licensor given within thirty (30) days after such applicable Condemnation Outside Date but before the substantial completion of the Condemnation Restoration Work; provided, however, that if a Final Revised Estimated Date for such Condemnation shall have been determined pursuant to Section 12.05(b) below, then the Knicks shall have the right to terminate this Agreement pursuant to this Section 12.01(d) (without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination) only if the Condemnation Restoration Work is not substantially completed by the later to occur of the Condemnation Outside Date applicable to such Condemnation (as such Condemnation Outside Date is postponed pursuant to the below provisions of this Section 12.01(d)) and such Final Revised Estimated Date, which right may be exercised by the Knicks upon written notice to Licensor given within thirty (30) days after the later to occur of such Condemnation Outside Date and such Final Revised Estimated Date, but before the substantial completion of the Condemnation Restoration Work. If Licensor has not completed the Condemnation Restoration Work prior to the date that is [*****] after the giving of such notice by the Knicks (which date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Condemnation Restoration Work by (i) any acts or omissions of the Knicks, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such date shall be postponed due to events of Force Majeure is an additional [*****])), then this Agreement shall be terminated automatically effective as of such date, without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination. For all purposes hereof, the “Condemnation Outside Date” applicable to any Condemnation shall be determined as follows:

(w)    If the Estimate with respect to the Condemnation Restoration Work required as a result of such Condemnation provides for an Estimated Date that will occur on or prior to the [*****] after the date of such Condemnation, then the “Condemnation Outside Date” applicable to such Condemnation shall be the date that is [*****] following such Estimated Date; provided, however, that such date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Condemnation Restoration Work by (i) any acts or omissions of the Knicks, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such Condemnation Outside Date shall be postponed due to events of Force Majeure is an additional [*****]).

(x)    If the Estimate with respect to the Condemnation Restoration Work required as a result of such Condemnation provides for an Estimated Date that will occur during the period commencing on the [*****] after the date of such Condemnation and ending on the [*****] after the date of such Condemnation, then the “Condemnation Outside Date” applicable to such Condemnation shall be the date that is [*****] following such Estimated Date; provided, however, that such date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Condemnation Restoration Work by (i) any acts or omissions of the Knicks, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such Condemnation Outside Date shall be postponed due to events of Force Majeure is an additional [*****]).

(y)    If the Estimate with respect to the Condemnation Restoration Work required as a result of such Condemnation provides for an Estimated Date that will occur during the period commencing on the [*****] after the date of such Condemnation and ending on the [*****] after the date of such Condemnation, then the “Condemnation Outside Date” applicable to such Condemnation shall be the date that is [*****] following such Estimated Date; provided, however, that such date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Condemnation Restoration Work by (i) any acts or omissions of the Knicks, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such Condemnation Outside Date shall be postponed due to events of Force Majeure is an additional [*****] ).

(z)    If the Estimate with respect to the Condemnation Restoration Work required as a result of such Condemnation provides for an Estimated Date that will occur on or after the [*****] following the date of such Condemnation, then the “Condemnation Outside Date” applicable to such Condemnation shall be the date that is [*****] following such Estimated Date; provided, however, that such date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Condemnation Restoration Work by (i) any acts or omissions of the Knicks, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such Condemnation Outside Date shall be postponed due to events of Force Majeure is an additional [*****]).

Section 12.02    Termination or Restoration Due to Casualty.

(a)    If all or any material portion of the Arena is damaged or destroyed by Casualty such that an Untenantable Condition exists (each, a “Total Casualty”), and the Estimate with respect to such Casualty delivered pursuant to Section 12.05 below indicates that the Casualty Restoration Work (defined below) would not reasonably be expected to be substantially completed (i) within 24 months after the occurrence of such Casualty, or (ii) in the case of any Casualty that occurs during the last five (5) Contract Years of the Term, within 12 months after the occurrence of such Casualty, then the Knicks shall have the right to terminate this Agreement without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination. If the Knicks wish to exercise such right of termination, it shall do so by notice to Licensor given not later than the date that is thirty (30) days after the date of the Estimate with respect to such Casualty under Section 12.05.

(b)    In the event there shall occur a Total Casualty and (i) Licensor is prohibited or materially restricted by then applicable Governmental Rules from performing the Casualty Restoration Work, or (ii) the Estimate with respect to such Casualty indicates that the Casualty Restoration Work would not reasonably be expected to be substantially completed (x) within [*****] after the occurrence of such Casualty, or (y) in the case of any Casualty that occurs during the last five (5) Contract Years of the Term, within [*****] after the occurrence of such Casualty, or (iii) the Estimated Restoration Cost with respect to such Casualty exceeds [*****]% of the full replacement value of the Arena immediately prior to such Casualty, then, and in any of such events, Licensor shall have the right, in its sole discretion, to terminate this Agreement without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination. If Licensor wishes to exercise such right of termination, it shall do so by notice to the Knicks given not later than the date that is thirty (30) days after the date of the Estimate with respect to such Casualty under Section 12.05. If either Party terminates this Agreement as provided in this Section 12.02(b) or in Section 12.02(a) above, then such termination shall be effective on the date specified in such Party’s notice of termination, but no earlier than thirty (30) days after the date of such notice and no later than one hundred eighty (180) days after the date of such notice, as if said date were the date fixed for the expiration of the Term

(c)    In the event of a Casualty with respect to which neither party has the right to terminate this Agreement, or neither party timely elects to terminate this Agreement, pursuant to paragraphs (a) or (b) above, Licensor shall, at its sole cost and expense, commence as soon as reasonably practicable and with reasonable diligence proceed to perform the work (the “Casualty Restoration Work”) to repair and restore the Arena to substantially its former condition, as and to the extent necessary to remedy the Untenantable Condition, using materials, equipment and construction techniques which are common at the time of such Casualty and with such changes as may be required by then applicable Governmental Rules or that Licensor may deem appropriate, in each case, in a manner consistent with and as necessary to maintain the Standard; it being agreed, however, that Licensor shall be required to obtain the prior written consent of the Knicks to any changes that are not required by then applicable Governmental Rules and that could materially adversely impact the Knicks’ rights or obligations under this Agreement. Licensor shall (i) keep the Knicks reasonably apprised of the progress and the estimated date of completion of the Casualty Restoration Work, and (ii) provide such information as may be reasonably requested by the Knicks from time to time with respect to the progress of the Casualty Restoration Work. Licensor shall use commercially reasonable efforts (which shall not require Licensor to employ overtime labor or otherwise incur overtime charges) to substantially complete such Casualty Restoration Work as soon as commercially practicable, but in all events, on or before the Casualty Outside Date (defined below) applicable to such Casualty (it being agreed that the Knicks’ sole remedy on account of Licensor’s failure to substantially complete such Casualty Restoration Work shall be the rights of the Knicks to terminate this Agreement as provided in Section 12.02(d) and 12.05(b)(iv) below). The Casualty Restoration Work shall not include the repair and restoration of any of the trade fixtures, personal property or equipment of the Knicks (all of which the Knicks shall repair and restore at its sole cost and expense).

(d)    Notwithstanding anything to the contrary contained herein, the Knicks shall have the right to terminate this Agreement (without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination) if the Casualty Restoration Work required as a result of such Casualty shall not be substantially completed by the Casualty Outside Date applicable to such Casualty (as such Casualty Outside Date is postponed pursuant to the below provisions of this Section 12.02(d)), which right may be exercised by the Knicks upon written notice to Licensor given within thirty (30) days after such applicable Casualty Outside Date but before the substantial completion of the Casualty Restoration Work; provided, however, that if a Final Revised Estimated Date for such Casualty shall have been determined pursuant to Section 12.05(b) below, then the Knicks shall have the right to terminate this Agreement pursuant to this Section 12.02(d) (without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination) only if the Casualty Restoration Work is not substantially completed by the later to occur of the Casualty Outside Date applicable to such Casualty (as such Casualty Outside Date is postponed pursuant to the below provisions of this Section 12.02(d)) and such Final Revised Estimated Date for such Casualty, which right may be exercised by the Knicks upon written notice to Licensor given within thirty (30) days after the later to occur of such Casualty Outside Date and such Final Revised Estimated Date but before the substantial completion of the Casualty Restoration Work. If Licensor has not completed the Casualty Restoration Work prior to the date that is [*****] after the giving of such notice by the Knicks (which date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Casualty Restoration Work by (i) any acts or omissions of the Knicks, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such date shall be postponed due to events of Force Majeure is an additional [*****])), then this Agreement shall be terminated automatically effective as of such date, without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination. For all purposes hereof, the “Casualty Outside Date” applicable to any Casualty shall be determined as follows:

(w)    If the Estimate with respect to the Casualty Restoration Work required as a result of such Casualty provides for an Estimated Date that will occur on or prior to the [*****] after the date of such Casualty, then the “Casualty Outside Date” applicable to such Casualty shall be the date that is [*****] following such Estimated Date; provided, however, that such date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Casualty Restoration Work by (i) any acts or omissions of the Knicks, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such Casualty Outside Date shall be postponed due to events of Force Majeure is an additional [*****]).

(x)    If the Estimate with respect to the Casualty Restoration Work required as a result of such Casualty provides for an Estimated Date that will occur during the period commencing on the [*****] after the date of such Casualty and ending on the [*****] after the date of such Casualty, then the “Casualty Outside Date” applicable to such Casualty shall be the date that is [*****] following such Estimated Date; provided, however, that such date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the

Casualty Restoration Work by (i) any acts or omissions of the Knicks, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such Casualty Outside Date shall be postponed due to events of Force Majeure is an additional [*****]).

(y)    If the Estimate with respect to the Casualty Restoration Work required as a result of such Casualty provides for an Estimated Date that will occur during the period commencing on the [*****] after the date of such Casualty and ending on the [*****] after the date of such Casualty, then the “Casualty Outside Date” applicable to such Casualty shall be the date that is [*****] following such Estimated Date; provided, however, that such date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Casualty Restoration Work by (i) any acts or omissions of the Knicks, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such Casualty Outside Date shall be postponed due to events of Force Majeure is an additional [*****]).

(z)    If the Estimate with respect to the Casualty Restoration Work required as a result of such Casualty provides for an Estimated Date that will occur on or after the [*****] following the date of such Casualty, then the “Casualty Outside Date” applicable to such Casualty shall be the date that is [*****] following such Estimated Date; provided, however, that such date shall be postponed by one day for each day that Licensor is actually delayed in substantially completing the Casualty Restoration Work by (i) any acts or omissions of the Knicks, the League or their respective agents, employees or contractors or (ii) any one or more events of Force Majeure (provided that the maximum period such Casualty Outside Date shall be postponed due to events of Force Majeure is an additional [*****]).

Section 12.03    Condemnation Proceeding and Awards. Upon commencement of any Condemnation action or proceeding, Licensor and the Knicks shall cooperate with each other, and provide each other with such information and assistance, as each shall reasonably request in connection therewith. Licensor and the Knicks each shall have the right, at its own expense, to appear and to participate in any and all hearings, trials and appeals relating thereto even if this Agreement has been terminated. Subject to the other provisions of this Section 12.03, in any Condemnation (x) the Knicks shall have the right to assert a claim against the condemning authority for, and receive from the condemning authority, all Condemnation Awards for, (i) any damage to the Knicks’ business or any loss in value of any of the rights granted to the Knicks under this Agreement (if applicable, as if this Agreement had not been terminated), (ii) the value of any of the Knicks’ personal property (tangible or intangible) taken or damaged as result of the Condemnation, (iii) any relocation costs of the Knicks’ business, and (iv) any other damages to which the Knicks may be entitled under any applicable law, ordinance, order or regulation, and (y) Licensor shall have the right to assert a claim against the condemning authority for, and receive from the condemning authority, all Condemnation Awards for, (i) the loss in value of its ownership of and rights in and to the Arena and its other property (tangible and intangible), (ii) any damage to, or relocation costs of, Licensor’s business, and (iii) any other damages to which Licensor may be entitled under any applicable law, ordinance, order or regulation. The Parties shall request that all Condemnation Awards be specifically allocated by the applicable condemning authority (it being agreed that Licensor may direct that any such awards allocated to Licensor be paid to any Superior Interest Holder designated by Licensor for such purpose). If any Condemnation Award is not specifically allocated between the Parties by the applicable condemning authority, the Condemnation Award shall be equitably allocated and distributed to Licensor and the Knicks in such manner as the Parties shall mutually agree.

Section 12.04    Temporary Taking. If the whole or any part of the Arena or the right of Licensor to occupy or possess the whole or any part of the Arena shall be taken in any Condemnation for a temporary use or occupancy not to exceed an aggregate of [*****] (a “Temporary Taking”), the Term shall not be reduced, extended or affected in any way, and neither Licensor nor the Knicks shall be relieved of its obligations under this Agreement, except that (a) the Knicks shall have the right to make a claim against the condemning authority for, and receive from the condemning authority and retain, an award of any damages sustained by the Knicks as a result of such Temporary Taking, and (b) the Knicks’ obligation to pay the License Fee shall be abated during periods that the Arena is unavailable to the Knicks for the playing of Home Games in accordance with the terms and conditions of this Agreement.

Section 12.05    Inability to Timely Restore; Estimate of Time and Cost to Restore.

(a)    The determination of the estimated time and costs that are reasonably expected to be necessary to perform and substantially complete any Condemnation Restoration Work or any Casualty Restoration Work shall be made by an independent architect or construction manager that is experienced in arena construction projects, well-regarded in the industry and selected by Licensor and reasonably approved by the Knicks. In the event of any Condemnation or Casualty resulting in an Untenantable Condition, Licensor shall furnish to the Knicks an estimate (the “Estimate”), prepared and certified by such independent architect or construction manager (the “Estimator”) of (i) the estimated date (the “Estimated Date”) by which the Condemnation Restoration Work or Casualty Restoration Work, as the case may be, will be substantially completed and (ii) the estimated cost (the “Estimated Restoration Cost”) to perform the Condemnation Restoration Work or Casualty Restoration Work, as the case may be. Licensor shall use commercially reasonable efforts to cause such independent architect or construction manager to make its determination as soon as reasonably practicable (and, in the case of a Casualty, no later than [*****] after the date of such Casualty) and will deliver the Estimate to the Knicks promptly upon Licensor’s receipt thereof.

(b)    (i)    If, during the performance of the Condemnation Restoration Work or the Casualty Restoration Work required as a result of any Condemnation or Casualty, the Knicks reasonably believe that the substantial completion of such Condemnation Restoration Work or such Casualty Restoration Work, as the case may be, will not, absent extraordinary efforts that Licensor does not agree (if not already obligated to take pursuant to this Agreement), be achieved by the applicable Condemnation Outside Date or applicable Casualty Outside Date therefor (as such Condemnation Outside Date or such Casualty Outside Date may have theretofore been postponed pursuant to the provisions of Section 12.01(d) or Section 12.02(d) above, respectively), then the Knicks, by notice given to Licensor and the Estimator, shall have the right (not to be exercised more than once in any six (6) month period) with respect to such Condemnation or such Casualty to request that the Estimator determine the estimated date (the “Revised Estimated Date”) by which such Condemnation Restoration Work or such Casualty Restoration Work, as the case may be, is then reasonably expected to be substantially completed.

(ii)    If the Knicks give such notice pursuant to Section 12.05(b)(i) above, then Licensor, within ten (10) business days after its receipt of such notice, shall have the right to submit to the Knicks and to the Estimator a notice that (x) sets forth any information that Licensor reasonably believes is relevant to the determination of the Revised Estimated Date and/or (y) indicates the measures that Licensor intends and agrees to implement in an effort to cause the substantial completion of such Condemnation Restoration Work or such Casualty Restoration Work, as the case may be, to be achieved by the applicable Condemnation Outside Date or the applicable Casualty Outside Date (as such Condemnation Outside Date or such Casualty Outside Date may have theretofore been postponed pursuant to the provisions of Section 12.01(d) or Section 12.02(d) above, respectively). Within ten (10) business days after the Knicks’ receipt of Licensor’s notice (or, if Licensor does not give such notice, within twenty (20) business days after Licensor’s receipt of the Knicks notice given pursuant to Section 12.05(b)(i) above), the Knicks shall have the right to submit to Licensor and the Estimator a notice that sets forth any information that the Knicks reasonably believes is relevant to the determination of the Revised Estimated Date. In determining the Revised Estimated Date, the Estimator shall take into consideration all information and measures set forth in any notices provided by the Parties pursuant to the two immediately preceding sentences, as well as all other relevant factors. Licensor shall use commercially reasonable efforts to cause the Estimator to make its determination of the Revised Estimated Date as soon as reasonably practicable after receipt of the Knicks’ notice given pursuant to Section 12.05(b)(i) above and the notices which each Party is entitled to deliver pursuant to this Section 12.05(b)(ii), and Licensor shall deliver such determination of the Revised Estimated Date to the Knicks promptly upon Licensor’s receipt thereof.

(iii)    Each Party shall have the option (the “Review Option”), exercised by notice given to the other within ten (10) business days after Licensor delivers to the Knicks the Estimator’s determination of the Revised Estimated Date, to require that the Estimator’s determination of the Revised Estimated Date be reviewed by another independent architect or construction manager that is experienced in arena construction projects, well-regarded in the industry and mutually selected by the Parties (the “Second Estimator”). If the Parties are unable to mutually select the Second Estimator within ten (10) business days after the giving of a notice exercising the Review Option, then either Licensor or the Knicks, by giving ten (10) days’ notice to the other, shall have the right to request that the presiding judge of the lowest level court of general jurisdiction for the district in which the Arena is located select the Second Estimator. Licensor shall use commercially reasonable efforts to cause the Second Estimator, as soon as reasonably practicable after the selection thereof, to (x) review the Estimator’s determination of the Revised Estimated Date, (y) make its own determination of the Revised Estimated Date (which determination shall be made in accordance with the provisions of Section 12.05 (b)(ii) above) and (z) deliver to Licensor written notice indicating whether the Second Estimator agrees with the determination of the Estimator and, if not, setting forth the Second Estimator’s determination of the Revised Estimated Date. For all purposes of this Agreement, the “Final Revised Estimated Date” shall mean either (a) the Revised Estimated Date determined by the Estimator, if neither Party timely exercises the Review Option or if a Party exercises the Review Option and the Second Estimator agrees with the Estimator’s determination of the Revised Estimated Date; or (b) the Revised Estimated Date determined by the Second Estimator, if a Party exercises the Review

Option and the Second Estimator disagrees with the Estimator’s determination of the Revised Estimated Date and therefore issues its own determination of the Revised Estimated Date. Licensor shall deliver the Second Estimator’s written notice to the Knicks promptly upon Licensor’s receipt thereof. The fees and expenses of the Estimator and the Second Estimator for the exercise set forth in this Section 12.05(b)(iii) and in Section 12.05(b)(ii) above shall be borne equally by Licensor and the Knicks.

(iv)    If the Final Revised Estimated Date with respect to any Condemnation or Casualty is later than the date that is 365 days after the applicable Condemnation Outside Date or applicable Casualty Outside Date therefor (each of which, for purposes of this paragraph (iv), shall be deemed to be such applicable Condemnation Outside Date or such applicable Casualty Outside as postponed by the maximum number of days by which same may be postponed due to events of Force Majeure pursuant to Section 12.01(d) or Section 12.02(d) above, respectively), then the Knicks shall have the right to terminate this Agreement without any further liability hereunder, except for any liability hereunder which, by the specific terms of this Agreement survives termination. If the Knicks wish to exercise such right of termination, then it shall do so by notice to Licensor given not later than the date that is sixty (60) days after the date on which the Final Revised Estimated Date is determined (it being agreed that the Final Revised Estimated Date shall be deemed determined either as of the date on which the Parties’ right to exercise the Review Option shall have lapsed or, if a Party timely exercises the Review Option, as of the date on which the Second Estimator’s notice of determination is given to the Knicks). If the Knicks terminate this Agreement as provided in this Section 12.05(b)(iv), then such termination shall be effective on the date specified in the Knick’s notice of termination, but no earlier than thirty (30) days after the date of such notice and no later than one hundred eighty (180) days after the date of such notice, as if said date were the date fixed for the expiration of the Term.

Section 12.06    Replacement Arena ; Rent Abatement. In the event of the occurrence of a Condemnation or Casualty that results in an Untenantable Condition but does not result in termination of this Agreement, the Knicks, during the continuance of such Untenantable Condition, shall have the right to use an alternate site for Knicks Events while the Arena is being restored, provided such use fully complies with the requirements of Paragraph 6 of the Property Tax Exemption Agreement, and the Knicks’ obligation to pay the License Fee shall be abated during such periods in accordance with Section 20.01.

Section 12.07    Intention of the Parties. The provisions of this Article XII shall be deemed an express agreement governing any case of the Arena or any portion thereof becoming untenantable or unfit for occupancy, and Section 227 of the Real Property Law of the State of New York, providing for such contingency in the absence of an express agreement, and any other legal requirements of like import, now or hereafter in force, shall have no application in such case and are expressly waived by the Parties.

ARTICLE XIII

INDEMNIFICATION

Section 13.01     General Indemnification

(a)    To the extent permitted by applicable law, and subject to any valid and collectible insurance, Licensor and the Knicks shall indemnify, defend and hold harmless the other and its current and future Affiliates, and each of their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, liability, loss, damages (whether actual, incidental, consequential, punitive or otherwise), judgments, settlement expenses, cost and expenses whatsoever, including court costs, reasonable attorneys’ fees and related disbursements, with regard to any action, cause of action or claim of any nature (each, a “Loss”), in any way arising out of or related to (i) the indemnifying Party’s acts or omissions in or about the Arena (except to the extent caused by the indemnified Party’s negligence or misconduct); (ii) the indemnifying Party’s failure to fulfill any duty or obligation hereunder or to comply with applicable law or the obligations applicable to the indemnifying Party in [*****]; or (iii) the indemnifying Party’s breach of any representations, warranties or covenants contained in this Agreement. Each Party’s indemnity hereunder shall include the acts and omissions of its contractors, licensees, agents and employees.

(b)    Without limiting the provisions of Subparagraph 13.01(a), Licensor and the Knicks indemnify the other party for any damage to the property (whether in or about the Arena) of the other party caused by the acts or omissions of the indemnifying party’s contractors, licensees, agents, employees and invitees, limited however (for purposes of clarity), in the case of the Knicks, to Knicks Misuse. All repairs to the damaged property of Licensor shall be made by firm(s) designated by Licensor.

(c)    Notwithstanding the foregoing, for so long as Licensor and the Knicks are under common control, the Parties intend for all Losses to be covered, consistent with past practice and the terms and conditions of the applicable insurance policies, by the NBA’s master insurance program for the benefit of teams, whether such Loss was caused by Licensor, the Knicks or any third party (including any ticketholders).

Section 13.02     Notice of Claims and Rights to Defend and Settle Claims. The indemnified Party agrees to serve the indemnifying Party with prompt written notice of any claims which could give rise to the indemnifying Party’s indemnity hereunder, and the indemnifying Party and its insurance carrier(s) shall have the right to defend such claims with counsel of their choosing. The indemnified Party shall not settle any claim without the indemnifying Party’s (or its insurer’s) prior written consent, not to be unreasonably withheld or delayed.

ARTICLE XIV

INSURANCE AND SUBROGATION

Section 14.01     Knicks Insurance Coverage. The Knicks shall, from and after the Commencement Date, maintain at its expense in force the following minimum insurance:

(a)    Property insurance for the full one hundred percent (100%) of replacement cost of all of the Knicks’ equipment, improvements, and betterments owned by the Knicks, literary or musical material, and all other properties and materials owned, rented or brought onto the premises by the Knicks. Coverage shall be on an All Risk of physical loss or damage basis and shall include business interruption coverage in reasonable and customary amounts with customary deductibles and coinsurance against physical loss or damage or destruction from such perils;

(b)    Commercial general liability insurance covering against bodily injury and property damage having a limit of not less than $[*****] for each occurrence and a limit of not less than $[*****] in the aggregate for each occurrence. Coverages shall be in accordance with the ISO form or equivalent, for response to any occurrence in and about the Arena in connection with any Knicks Event and covering the Knicks’ contractual liability for indemnification under this Agreement, including but not limited to Section 4.07 and Article XIII herein. Such insurance shall include, but not be limited to, premises operations, products and completed operations, personal injury, advertising injury and independent contractors and containing provisions for separation of insureds or severability of interests. Coverage under the Knicks policy shall be on a primary and non-contributory basis with any insurance available to Licensor for claims arising in connection with Knicks’ operations. The Knicks GL Policy shall be in such amount and with such policy limits so that the coverage and limits are adequate to maintain the Knicks Excess/Umbrella Policy without gaps in coverage between the Knicks GL Policy and the Knicks Excess/Umbrella Policy;

(c)    Liquor liability insurance coverage having limits of not less than $[*****] for each common cause and in the aggregate;

(d)    Automobile liability insurance coverage with a combined single limit of no less than $[*****];

(e)    Employer’s liability insurance with the following minimum limits: bodily injury by accident – $[*****] each accident; bodily injury by disease – $[*****] policy limit and $[*****] each employee;

(f)    Umbrella or excess liability coverage, following the terms, conditions, and extensions of coverages, to apply over and above the primary coverages in subsections (b), (c) and (d) and (e), in an amount not less than $[*****] in the aggregate;

(g)    Statutory worker’s compensation coverage;

(h)    Employment practices liability insurance with minimum limits of $[*****];

(i)    Broad-form Media liability insurance with limits of no less than $[*****] per claim/$[*****] aggregate; and

(j)    Disability insurance as required by the State of New York.

(k)    The insurance referred to in this Section 14.01, with the exception of property insurance, worker’s compensation and employer’s liability coverage, shall name Licensor and its Affiliates and mortgagees, and each of their respective directors, officers, employees, agents, successors and assigns, and any other parties designated by Licensor, as additional insureds. Licensor shall also have the right to require the Knicks, from time to time, to increase the scope and limits of any insurance coverage required to be carried herein, so long as such increase is commercially reasonable under the circumstances.

Section 14.02     Knicks Insurance Requirements.

(a)    The Knicks shall, at its own expense, obtain and maintain during the Term and for three (3) years thereafter, policies of insurance as required herein written by an insurance carrier(s) reasonably acceptable to Licensor that is/are authorized to do business in the State of New York, rated A VII or better in the most current edition of A.M. Best’s Insurance Report (or if such report shall cease to be published, such comparable rating system as reasonably determined by Licensor), and with deductible and self-insurance retention amounts that are not in excess of amounts which are commercially reasonable under the circumstances (except that in the event that any maximum deductible or self-insurance retention amounts are mandated either by law, such mandated maximum amounts shall not be exceeded regardless of whether higher amounts may be commercially reasonable under the circumstances).

(b)    In the event of cancellation of any policies, the applicable carrier shall provide at least thirty (30) days advance written notice of same to the additional insureds described in Section 14.01. If the policies cannot be amended to provide for such cancellation, the Knicks agree to provide written notice of cancellation as described herein.

(c)    In the event that Licensor is in receipt of such notice of non-payment and/or cancellation, Licensor shall have the right, but not the obligation, to pay for any commercially reasonable costs and expenses which shall be required to maintain or reinstate such insurance, and to charge the Knicks for any and all expenses incurred in connection therewith.

Section 14.03     Knicks Certificates of Insurance. The Knicks shall provide Licensor with appropriate evidence of insurance setting forth the required coverages not later than ten (10) days prior to the date on which such coverage is required to be obtained hereunder. For each consecutive year, the Knicks shall provide appropriate evidence of insurance no later than ten (10) days before the policies are required to be renewed. At the request of Licensor, the Knicks shall obtain, release, and forward duplicate original copies of any policy or policies for review by Licensor or its agent to determine if all insurance requirements have been met.

Section 14.04     Knicks Waiver of Subrogation. The Knicks shall require each of their carriers to include a waiver of the insurance carriers’ claims and rights of subrogation against Licensor.

Section 14.05     Licensor Insurance Coverage. Licensor shall, from and after the Commencement Date, maintain at its expense in force the following minimum insurance:

(a)    Property insurance for the full one hundred percent (100%) of replacement cost of the Arena, including all improvements, and betterments and personal property owned by Licensor. Coverage shall be on an All Risk of physical loss or damage basis, including losses arising out of a terrorism event, and shall include business interruption and loss of rental income coverages in reasonable and customary amounts with customary deductibles;

(b)    Commercial general liability insurance covering against bodily injury and property damage having a limit of not less than $[*****] for each occurrence and a limit of not less than $[*****] in the aggregate for each occurrence. Coverages shall be in accordance with the ISO form or equivalent, for response to any occurrence in and about the Arena.. Such insurance shall include, but not be limited to, premises operations, products and completed operations, personal injury, advertising injury and independent contractors and containing provisions for separation of insureds or severability of interests. For so long as Licensor and the Knicks are under common control, coverage under the Licensor’s policy shall be in excess to any insurance required of the Knicks. The Licensor’s GL Policy shall be in such amount and with such policy limits so that the coverage and limits are adequate to maintain the Licensor’s Excess/Umbrella Policy without gaps in coverage between the Licensor’s GL Policy and the Licensor’s Excess/Umbrella Policy;

(c)    Umbrella or excess liability coverage, following the terms, conditions, and extensions of coverages, to apply over and above the primary coverages in subsection (b), and the employer’s liability coverage in subsection (d), in an amount not less than $[*****] in the aggregate;

(d)    Employer’s liability insurance with the following minimum limits: bodily injury by accident – $[*****] each accident; bodily injury by disease – $[*****] policy limit and $[*****] each employee;

(e)    Statutory worker’s compensation coverage;

(f)    Disability insurance as required by the State of New York.

Section 14.06     Licensor Insurance Requirements. Licensor shall, at its own expense, obtain and maintain during the Term and for three (3) years thereafter, policies of insurance as required herein written by an insurance carrier(s) reasonably acceptable to the Knicks that is authorized to do business in the State of New York, rated A VII or better in the most current edition of A.M. Best’s Insurance Report (or if such report shall cease to be published, such comparable rating system as reasonably determined by the Knicks), and with deductible and self-insurance retention amounts that are not in excess of amounts which are commercially reasonable under the circumstances (except that in the event that any maximum deductible or self-insurance retention amounts are mandated either by law, such mandated maximum amounts shall not be exceeded regardless of whether higher amounts may be commercially reasonable under the circumstances). The insurance referred to in Section 14.05, with the exception of property insurance, worker’s compensation and employer’s liability coverage, shall name Knicks and its Affiliates, and each of their respective directors, officers, employees, agents, successors and assigns, and any other parties designated by Knicks, as additional insureds.

Section 14.07     Licensor Certificates of Insurance. Licensor shall provide the Knicks with appropriate evidence of insurance setting forth the required coverages not later than ten (10) days prior to the date on which such coverage is required to be obtained hereunder. For each consecutive year, Licensor shall provide appropriate evidence of insurance no later than ten (10) days before the policies are required to be renewed. At the request of the Knicks, Licensor shall obtain, release, and forward duplicate original copies of any policy or policies for review by Licensor or its agent to determine if all insurance requirements have been met.

Section 14.08    Licensor Waiver of Subrogation. Licensor shall include in each of its policies, a waiver of the insurance carriers’ rights of subrogation against the Knicks.

ARTICLE XV

WORK STOPPAGE

Section 15.01    Impact on License Fee. If, during any NBA season, any previously scheduled Home Game is cancelled as a result of a strike, work stoppage, lockout, or other suspension or cancellation of NBA play arising out of a labor dispute involving NBA players or referees, or any other League-related labor or other dispute (each a “Work Stoppage”), there shall be no reduction in the License Fee, provided, however, that, upon any such cancellation, Licensor shall use commercially reasonable efforts to hold the Arena out for relicense on such Home Date, and in the event that Licensor relicenses the Arena on such Home Date during the time of the previously scheduled Home Game, Licensor will refund to the Knicks the lesser of (i) [*****] of any net contribution attributable to the relicense of the Arena and (ii) the pro rata portion of the annual License Fee attributable to such Home Date (i.e. 1/44th of the License Fee if there had been 41 home games and 3 preseason games scheduled) (the “Work Stoppage Abatement”). If, during any season in which the Knicks receive a Work Stoppage Abatement, any previously scheduled Home Games are cancelled as a result of a Work Stoppage and subsequently rescheduled, any Work Stoppage Abatement received by the Knicks shall be reduced by an amount equal to the Work Stoppage Abatement, divided by the number of Home Games that were cancelled and multiplied by the number of Home Games that were subsequently rescheduled.

Section 15.02    Treatment of Refunds or Credits. Any refunds or credits granted to Licensor’s suite or other licensees, sponsors, advertisers or other third parties (including any concessionaire or service provider) that relates to the Work Stoppage shall be determined in Licensor’s reasonable discretion, but may not exceed the Team’s allocable share of such revenue for a full-season work stoppage (pro rata for a partial-season work stoppage) (“Maximum Credit or Refund”). Licensor shall retain [*****]% of the difference, if any, between the Maximum Credit or Refund and the actual credit or refund attributable to such assets. Any refunds or credits shall be deducted from the Knicks’ share of revenue under this Agreement for the applicable Arena assets.

Section 15.03     Scheduling. If a Work Stoppage results in the partial cancellation of a season, the Parties shall mutually agree in good faith on the rescheduling of Home Games.

ARTICLE XVI

CERTAIN TAXES

Section 16.01     Property Taxes.

(a)     The Knicks shall be responsible for the payment, without demand, counter-claim or offset, of fifty percent (50%) (the Knicks’ Tax Share”) of any real property or similar taxes applicable to the Arena (“Arena Property Tax”). Licensor may notify any jurisdiction imposing (or proposing to impose) any Arena Property Tax that the Knicks have full responsibility for the payment of 50% of any such Arena Property Tax and, to the extent permitted by applicable law, rule or regulation, Licensor shall arrange for such Arena Property Tax to be billed directly to the Knicks. Licensor shall promptly provide to the Knicks copies of all materials relating to any Arena Property Tax that it receives from any government authority.

(b)     Licensor and the Knicks acknowledge that, as of the Commencement Date, Licensor is exempt, pursuant to the laws of the State of New York and that certain agreement between the Mayor of the City of New York, acting as Chief Executive Officer of, and for, the City of New York, and Licensor’s and the Knicks’ predecessor-in-interest Madison Square Garden Center, Inc., dated July 15, 1982 (the “Property Tax Exemption Agreement”), from paying any Arena Property Tax in connection with the Arena (the “Property Tax Exemption”). Licensor and the Knicks shall each use all commercially reasonable efforts to cause the Property Tax Exemption to remain in effect at all times during the term of this Agreement.

Section 16.02     Commercial Rent Tax. The Knicks shall be responsible for paying directly, and shall timely pay, to the City of New York the “Commercial Rent Or Occupancy Tax” imposed pursuant to Chapter 7 of Title 11 of the New York City Administrative Code, or successor or similar tax assessed or imposed on a tenant as a consequence of the Knicks’ status as a licensee under this Agreement.

ARTICLE XVII

KNICKS DEFAULT; LICENSOR’S RIGHTS AND REMEDIES

Section 17.01     Knicks Default. The occurrence of any one or more of the following events shall constitute a default by the Knicks under this Agreement (each, a “Knicks Default”):

(a)    Failure by the Knicks to timely pay any amount owed by the Knicks to Licensor pursuant to this Agreement if such failure shall continue for thirty (30) days after notice thereof is received by the Knicks from Licensor;

(b)    Failure by the Knicks to maintain the Team’s membership in the NBA;

(c)    The levy upon or other execution or the attachment by legal process of the interest of the Knicks in the Arena herein, or the filing or creation of a lien in respect of such interest, which levy, attachment or lien shall not be released, discharged or bonded against within sixty (60) days from the date of such filing;

(d)    The making by the Knicks of an assignment for the benefit of creditors; an adjudication that the Knicks are bankrupt, insolvent or unable to pay its debts as they mature; the filing by or against the Knicks of a petition to have the Knicks adjudged bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy unless, in the case of a petition filed against the Knicks, the case is dismissed within sixty (60) days after the filing thereof; the appointment of a trustee or receiver to take possession of substantially all of the Knicks’ assets or the Knicks’ interests in this Agreement unless the appointment is revoked within sixty (60) days after the appointment thereof; or an attachment, execution or levy against substantially all of the Knicks’ interests in this Agreement unless the attachment, execution or levy is revoked within sixty (60) days after the attachment, execution or levy;

(e)    Breach by the Knicks of ARTICLE XI (an “Exclusivity Breach”); and

(f)    Failure by the Knicks to observe or perform in any material respect any covenant, agreement, condition, or provision of this Agreement not otherwise specified in this ARTICLE XVII if such failure shall continue for sixty (60) days after notice thereof from Licensor to the Knicks; provided that the Knicks shall not be in a Knicks Default with respect to matters that cannot reasonably be cured within sixty (60) days so long as within sixty (60) days after such notice the Knicks commence such cure and diligently and continuously proceed to complete the same, but in any event, the Knicks shall not have more than ninety (90) days from its receipt of such notice to cure such failure.

Section 17.02     Remedies of Licensor. If a Knicks Default occurs, Licensor shall have the following rights and remedies which shall be distinct, separate, and, to the extent not mutually exclusive, cumulative:

(a)    In addition to any other legal or equitable damages as may be available to Licensor and subject to clause (b) below, Licensor may enforce this Agreement by seeking specific performance of any Knicks covenant or agreement contained herein or the enforcement of any other appropriate legal or equitable remedy, including self-help (following notice, expiration of any applicable cure period, and failure to cure) and recoupment from the Knicks of the reasonable cost of curing any default on the Knicks’ behalf (and the right to offset such cost from any amounts due from Licensor pursuant to this Agreement);

(b)    Licensor shall be entitled to all reasonable costs, charges, expenses, and attorneys’ fees incurred by the Licensor in connection with a Knicks Default; and

(c)    Notwithstanding anything in this Agreement to the contrary, Licensor shall not, under any circumstances, have the right to terminate this Agreement, except as set forth in ARTCLE XII.

Section 17.03     Remedies of Licensor for an Exclusivity Breach. The Knicks hereby acknowledge that Licensor and its Affiliates will be irreparably and continually harmed by any Exclusivity Breach or the threat thereof and that damages for an Exclusivity Breach cannot be estimated with any degree of certainty and that monetary damages cannot fairly or adequately compensate Licensor for an Exclusivity Breach. The Knicks further acknowledge that Licensor does not have an adequate remedy at law for an Exclusivity Breach. Accordingly, the Knicks hereby acknowledge that, in the event of an Exclusivity Breach, Licensor shall, in addition to any other applicable available rights and remedies, be entitled to seek and obtain, and the Knicks hereby consent to the entry of, a temporary restraining order, together with temporary, preliminary and permanent injunctive or other equitable relief, from any court of competent jurisdiction to enjoin any violation or threatened violation of ARTICLE XI and to compel the Knicks to comply with or restrain or cease from breaching or violating the covenants of ARTICLE XI. The Knicks hereby waive any requirement that Licensor post a bond or other security in connection with injunctive or other equitable relief.

Section 17.04     League’s Right to Notice of and Cure Knicks Defaults. Licensor shall simultaneously serve the League, at the addresses set forth in Section 20.04, with copies of all notices of Knicks Defaults served upon the Knicks. Licensor shall accept a cure of a Knicks Default by the League within the applicable cure period.

ARTICLE XVIII

LICENSOR DEFAULT; KNICKS’ RIGHTS AND REMEDIES; RIGHTS IN THE EVENT OF REPEAL OF PROPERTY TAX EXEMPTION

Section 18.01     Licensor Default. The occurrence of any one or more of the following shall constitute a default by Licensor under this Agreement (each, a “Licensor Default”):

(a)    Failure by Licensor to timely pay any amount owed by Licensor to the Knicks pursuant to this Agreement if such failure shall continue for thirty (30) days after notice thereof is received by Licensor;

(b)    The making by Licensor of an assignment for the benefit of creditors; an adjudication that Licensor is bankrupt, insolvent or unable to pay its debts as they mature; the filing by or against Licensor of a petition to have Licensor adjudged bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy unless, in the case of a petition filed against the Licensor, the case is dismissed within sixty (60) days after the filing thereof; the appointment of a trustee or receiver to take possession of substantially all of Licensor’s assets or Licensor’s interests in this Agreement; or an attachment, execution or levy against substantially all of Licensor’s interests in this Agreement;

(c)    Failure by Licensor to provide the Knicks with any of the Knicks’ rights hereunder that interferes with the playing of Home Games in the Arena;

(d)    Failure by Licensor to cause the Arena to be maintained and operated in accordance with, or otherwise to meet and observe, the Standard, and such failure shall continue for fifteen (15) days after notice thereof from the Knicks to Licensor; provided that if such failure cannot reasonably be cured within such fifteen (15) days, then Licensor shall have up to an additional fifteen (15) days to cure such failure as long as, within fifteen (15) days after such notice, it diligently undertakes and pursues such cure and provides the Knicks with reasonable evidence that it is diligently undertaking and pursuing such cure, but in any event, Licensor shall not have more thirty (30) days from its receipt of notice of such failure from the Knicks to cure such failure; and

(e)    Failure by Licensor to observe or perform in any material respect any covenant, agreement, condition, or provision of this Agreement not otherwise specified in this ARTICLE XVIII if such failure shall continue for sixty (60) days after notice thereof from the Knicks to Licensor; provided that Licensor shall not be in a Licensor Default with respect to matters that cannot reasonably be cured within sixty (60) days so long as within sixty (60) days after such notice Licensor commences such cure and diligently and continuously proceeds to complete the same, but in any event, Licensor shall not have more than ninety (90) days from its receipt of such notice to cure such failure.

Section 18.02     Remedies of the Knicks. If a Licensor Default occurs, the Knicks shall have the following rights and remedies, which shall be distinct, separate, and, to the extent not mutually exclusive, cumulative:

(a)    In addition to any other legal or equitable remedies as may be available to the Knicks and subject to clause (b) below, the Knicks may enforce the provisions of this Agreement and may enforce and protect the rights of the Knicks herein by seeking specific performance of any covenant or agreement contained herein, or the enforcement of any other appropriate legal or equitable remedy, including self-help (following notice, expiration of applicable cure period, and failure to cure) and recoupment from Licensor of the reasonable cost of curing any default on Licensor’s behalf (and the right to offset such cost, or any amounts due from Licensor pursuant to this Agreement, against any amount then owed by the Knicks to Licensor pursuant to this Agreement), and recovery of all monies due or to become due from Licensor under any provisions of this Agreement;

(b)    The Knicks shall be entitled to all reasonable costs, charges, expenses, and attorneys’ fees incurred by the Knicks in connection with a Licensor Default; and

(c)    Notwithstanding anything in this Agreement to the contrary, the Knicks shall not, under any circumstances, have the right to terminate this Agreement, except as set forth in ARTICLE XII.

Section 18.03     Rights in the Event of Repeal of Property Tax Exemption

(a)    In the event the Property Tax Exemption is no longer in effect or the Arena or the Knicks otherwise becomes subject to an Arena Property Tax, [*****] (a “No Fault Occurrence”), the Knicks shall remain responsible for fifty percent (50%) of the Arena Property Tax for the remainder of the Term, unless the Parties agree to extend this provision.

(b)    In the event of an Exclusivity Breach by the Knicks that leads to the loss of the Property Tax Exemption, the Knicks shall be responsible for 100% of any Arena Property Tax for the remainder of the Term.

(c)    Notwithstanding anything to the contrary in Sections 16.01 or 18.03(a), in the event of a loss of the Property Tax Exemption or imposition of an Arena Property Tax [*****].

ARTICLE XIX

ASSIGNMENT

Section 19.01     Licensor Assignment. Licensor shall have the right to assign this Agreement upon written notice to the Knicks to any Person that acquires the Arena, provided the assignee agrees in writing to assume all of Licensor’s obligations under this Agreement.

Section 19.02     Knicks Assignment. The Knicks shall have the right to assign this Agreement upon written notice to Licensor to any Person that acquires the Team in accordance with League Rules, provided the assignee agrees in writing to assume all of the Knicks’ obligations under this Agreement. The Knicks shall further have the rights to collaterally assign this Agreement to secure indebtedness of the Knicks incurred in accordance with League Rules.

Section 19.03     No Other Assignment. Except as set forth in this ARTICLE XIX, neither Party shall be permitted to assign this Agreement without the prior written consent of the other Party. A change in ownership of either Party shall not be deemed an assignment under this Section 19.

ARTICLE XX

MISCELLANEOUS

Section 20.01     Force Majeure. Should any fire or other casualty, act of God, earthquake, flood, epidemic, landslide, enemy act, war, riot, act or threat of terrorism, civil commotion, general unavailability of certain materials; a strike, slowdown, boycott or labor dispute (other than a strike, slowdown, boycott or labor dispute involving the League), or any other similar event beyond the reasonable control of the subject Party (each, a “Force Majeure”) prevent performance of this Agreement by such Party in accordance with its provisions, performance of this Agreement (other than the payment of any sum of money owed hereunder, subject to the final sentence of this Section 20.01) by such Party shall be suspended or excused to the extent commensurate with such interfering occurrence. In the event of a Force Majeure, the Knicks shall be permitted to schedule and play Home Games at an alternate location, provided that playing games in such location fully complies with the requirements of Paragraph 6 of the Property Tax Exemption Agreement. Notwithstanding anything herein to the contrary, the Knicks’ obligation to pay the License Fee for periods for which the Arena is unavailable for Home Games due to a Force Majeure event (including the occurrence of any Untenantable Condition) shall be abated during such periods.

Section 20.02     Consents and Approvals. Any consents or approvals permitted or required to be given by Licensor or the Knicks under this Agreement shall not be valid unless such consent or approval is in writing, signed by the Party by or on whose behalf such consent or approval is executed.

Section 20.03     Entire Agreement. This Agreement, including the schedules and exhibits attached hereto, which are incorporated herein, constitutes the entire agreement between and among the Parties, and supersedes any previous oral or written agreements, representations and covenants, regarding the subject matter hereof and is a binding and enforceable agreement between and among the Parties and their respective successors and permitted assigns. This Agreement may not be amended, modified, supplemented or terminated unless in writing executed by the Parties and, in each case, unless approved in advance in writing by the NBA. Notwithstanding anything herein to the contrary, any agreement, consent, waiver or modification to the terms of this Agreement, whether or not contemplated herein, that would constitute a material modification to the terms of this Agreement that would remain in effect after the Parties are no longer affiliated, shall require the prior written approval of the NBA. Subject to the foregoing obligations to obtain NBA approval, in the event of any proposed change of control or ownership of either Party, the Parties may mutually agree to amend, modify or supplement this Agreement in order to facilitate such change of control or ownership transaction.

Section 20.04     Notices. All notices, demands, consents, approvals, statements, requests, and reports to be given under this Agreement shall be in writing, signed by the Party or an officer, agent, or attorney of the Party giving the notice and shall be deemed to be given upon receipt if delivered personally by nationally recognized overnight courier providing a receipt for delivery, by certified or registered mail, postage prepaid with return receipt requested, or by personal delivery at the applicable address set forth below or to such other address as that Party may designate in writing.

For the Knicks:	MSG Sports, LLC
Two Pennsylvania Plaza
New York, New York 10121
Attention: President

With copies to:	MSG Sports, LLC
Two Pennsylvania Plaza
New York, New York 10121
Attention: General Counsel

For the NBA:	National Basketball Association
645 Fifth Avenue
New York, New York 10022
Attention: General Counsel

For Licensor:	MSG Arena, LLC
c/o MSG Entertainment, LLC
Two Pennsylvania Plaza
New York, New York 10121
Attention: President

With a copy to:	MSG Arena, LLC
c/o MSG Entertainment, LLC
Two Pennsylvania Plaza
New York, New York 10121
Attention: General Counsel

Section 20.05    Successors Bound. The covenants, terms, provisions, and conditions of this Agreement shall be binding upon Licensor and the Knicks and their respective successors and permitted assigns and inure to the benefit of Licensor and the Knicks and their respective successors and, to the extent permitted herein, assigns.

Section 20.06    Governing Law; Disputes.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its choice of law provisions.

(b)    Any disputes arising under this Agreement, shall be submitted to, and resolved exclusively and finally through, the following arbitration process (“Arbitration”). Except as set forth below, the Arbitration process shall be administered by the American Arbitration Association (“AAA”) under the Commercial Arbitration Rules in effect at the time the Dispute or Controversy is submitted to the AAA for Arbitration. The panel (the “Arbitration Panel”) will consist of three (3) neutral arbitrators (each, an “Arbitrator”) selected in accordance with applicable AAA procedures. In proposing a list of candidates for Arbitrators, AAA will take into account the Parties’ desire to obtain potential Arbitrators with significant experience in the operation of comparable sports or entertainment facilities or in the entertainment and sports business generally, or with specific experience regarding the nature of the dispute. Barring extraordinary circumstances, an initial conference with the Arbitration Panel shall be scheduled to take place in New York, New York within thirty (30) days after the appointment of the third Arbitrator. At such conference, a schedule shall be established for such discovery, if any, as a majority of the Arbitration Panel deems appropriate in light of the nature of the dispute and the Parties’ desire to resolve disputes in a prompt and cost-effective manner, and the date of the Arbitration hearing shall be established by vote of a majority of the Arbitration Panel. Barring extraordinary circumstances, the award will be rendered no later than fourteen (14) days from the date of the conclusion of the hearing. Unless the Parties otherwise agree, the Arbitration shall take place in New York, New York. Each Party irrevocably consents to the delivery of service of process with respect to any Arbitration in any manner permitted for the giving of notices under Section 20.04. The Arbitration Panel shall not have the authority to alter, change, amend, modify, waive, add to or delete from any provision of this Agreement. If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and that could result in conflicting awards or obligations, such proceedings shall be consolidated into a single arbitral proceeding. Notwithstanding anything contained in the AAA rules to the contrary, subject to Article XIII, unless the Arbitration Panel finds that one or more claims or defenses were frivolous or knowingly false when made, each Party shall bear the cost of its own legal representation and expert witness fees, as well as its share of the fees and costs payable to the AAA and the Arbitrators, in any Arbitration under this Agreement. If the Arbitration Panel finds that one or more claims or defenses were frivolous or knowingly false when made, the Arbitration Panel shall be entitled to require the Party that made such frivolous or knowingly false claims or defenses to bear all or a portion of the other Party’s legal fees and expert witness fees incurred in connection with such frivolous claims or defenses. All provisions of this Agreement applicable to disputes generally shall apply to the Arbitration. All decisions by the Arbitration Panel shall be (i) decided by majority vote and (ii) final and binding on the Parties and may be enforced by any court of competent jurisdiction.

(c)    Notwithstanding any provision of this Agreement to the contrary, each Party may seek injunctive or other equitable relief (but not a declaratory judgment) from a court of law, as described in Section 21.06(d), with respect to any dispute. If a dispute requires emergency relief before the matter may be effectively resolved through arbitration, the Arbitration procedures set forth above will continue to govern the ultimate resolution of the dispute notwithstanding the fact that a court of competent jurisdiction may have entered an order providing for injunctive or other equitable relief.

(d)    Any action that seeks injunctive or other equitable relief or confirmation of an award rendered in an Arbitration may only be brought by suit, action or proceeding before any federal or state court located in the Borough of Manhattan, City of New York, each of the Parties voluntarily and irrevocably consents and (without waiving service of process) submits to the personal jurisdiction and venue of the courts located in the Borough of Manhattan, City of New York that have subject matter jurisdiction, waives all objections as to venue and any claim that it is not personally subject to such jurisdiction or to seek a change of venue, agrees not to bring any such action or proceeding in any other forum, and waives the right to a trial by jury.

(e)    This Section 20.06 shall survive any termination or expiration of the Term.

Section 20.07     Captions and Headings; Certain Rules of Construction.

(a)    The captions and headings throughout this Agreement are for convenience and reference only and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction, or meaning of any provisions of this Agreement or the scope or intent thereof, nor in any way affect this Agreement.

(b)    Unless the context, otherwise requires: (i) a term has the meaning assigned to it, (ii) “or” is not exclusive, (iii) words in the singular include the plural and words in the plural include the singular, (iv) “herein,” “hereof ” and other words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision, (v) all references to “clauses,” “sections” or “articles” refer to clauses, sections or articles of this Agreement, (vi) “including” means “including, without limitation” and (vii) the masculine, feminine and neuter adjectives and pronouns include one another.

Section 20.08     Counterparts. This Agreement may be executed by facsimile or PDF signature and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 20.09     Confidentiality. Subject to League Rules and the rights of any mortgagees each Party agrees that, commencing on the Commencement Date and continuing for a period of five (5) years after the expiration or earlier termination of this Agreement, the Parties shall keep confidential the terms and conditions of this Agreement; provided that disclosure may be made (a) to their directors, equity holders, officers, Affiliates, employees, agents, advisors, and representatives (collectively, their “Representatives”) (b) if disclosure is required by court order, or applicable law or regulation, including disclosures required by any governmental or regulatory body having the authority to regulate or oversee any aspect of the business of either Party (e.g., the Securities and Exchange Commission) (in which case the Party required to disclose such Confidential Information shall notify the other Party and use commercially reasonable efforts to obtain confidential treatment of any information so required to be disclosed), (c) if disclosure is required to comply with a request or requirement of a governmental or administrative entity or agent thereof, (d) to the League and/or any League Representatives, (e) as required by League Rules, (f) for valid business purposes to existing or prospective lenders, investors and employees of partners and Affiliates, (g) to enforce any of a Party’s rights pursuant to this Agreement, or (h) to governmental authorities, to the extent necessary to perform a Party’s obligations under this Agreement. Each Party shall direct their Representatives to maintain such information in the strictest confidence. No Party shall make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, not to be unreasonably withheld, conditioned or delayed.

Section 20.10     League Rules. This Agreement is subject to League Rules and Licensor hereby covenants to comply with all League Rules in connection with its performance hereunder and its operation of the Arena for Knicks Events. In the event of any conflict between this Agreement and League Rules with respect to the Parties’ rights and obligations hereunder, League Rules shall control and govern in all respects. Nothing in this Section 20.10 shall affect the Knicks’ obligations under Section 11.01 or Article XIII.

Section 20.11     Superior Interests

(a)    Each mortgagee or similar party named in any mortgage or similar instrument now existing or hereafter made and encumbering an interest in the Arena superior to that of Licensor (each such mortgage and similar instrument being hereinafter collectively referred to as “Superior Interests”, and the holder of the mortgagee’s and similar party’s interest being hereinafter collectively referred to as “Superior Interest Holders”) shall agree in a commercially reasonable form of instrument that, if it succeeds to the interest of Licensor in the Arena by termination of the Superior Interest by any means, it will recognize the rights and interest of the Knicks under this Agreement to use and occupy the Arena if and as long as a Knicks Default has not occurred and is continuing (which agreement may, at such Superior Interest Holder’s option require attornment by the Knicks), in consideration of which the rights and interests of the Knicks to use and occupy the Arena shall be subject and subordinate to the Superior Interest and to any and all advances to be made therein, and to the interest thereon, and all renewals, replacements and extensions thereof. The Superior Interest Holder may elect that, instead of making this Agreement subject and subordinate to its Superior Interest, the rights and interest of the Knicks under this Agreement shall have priority over the lien of the Superior Interest in question. The Knicks agree that it will, within ten (10) days after demand in writing, execute and deliver such reasonable instruments may be required, either to make this Agreement subject and subordinate to such a Superior Interest (subject to the Superior Interest Holder’s agreement as aforesaid to recognize the rights and interest of the Knicks under this Agreement to use and occupy the Arena if and as long as a Knicks Default has not occurred and is continuing), or to give this Agreement priority over the lien of such Superior Interest, whichever alternative may be elected by the respective Superior Interest Holder.

Section 20.12     Severability. If any Article, Section, Subsection, Schedule, Exhibit, term, or provision of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be invalid or unenforceable, the remainder of the Article, Section, Subsection, Schedule, Exhibit, term, or provision of this Agreement or the application of same to Parties or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and each remaining Article, Section, Subsection, Schedule, Exhibit, term, or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 20.13     Waiver. No waiver of any right, obligation or default shall be implied, but must be in writing, signed by the Party against whom the waiver is sought to be enforced. Any particular waiver of any right, obligation or default shall not be construed as a waiver of any subsequent or other right, obligation or default.

Section 20.14     Further Assurances. Licensor and the Knicks shall execute, acknowledge, and deliver, after the date hereof, without additional consideration, such further assurances, instruments, and documents, and shall take such further actions, as Licensor or the Knicks shall reasonably request of the other in order to fulfill the intent of this Agreement and the transactions contemplated thereby.

Section 20.15     No Third-Party Beneficiary; Enforcement of Third-Party Agreements.

(a)    The provisions of this Agreement are for the exclusive benefit of the Parties and not for the benefit of any third person, nor shall this Agreement be deemed to have conferred any rights, express or implied, upon any third person unless otherwise expressly provided for herein; provided, that the League is a third party beneficiary of (i) the Knicks cure rights as set forth in Section 17.04, (ii) the obligations of the Parties to obtain the League’s written approval prior to any amendment, modification, waiver, supplementation or termination of this Agreement (as set forth in Section 20.03), and (iii) the enforcement of Section 20.10.

(b)    Licensor shall use commercially reasonable efforts to enforce any agreement between Licensor and any third-party (or third-parties) (including, without limitation, [*****], Ticket Agent Agreements, Suite Agreements, Hospitality Agreements and Joint Sponsor Agreements) that apply to any of the Knicks rights or obligations under this Agreement.

Section 20.16     Books and Records. Licensor and the Knicks shall each keep full, true, and correct contracts, books and records in accordance with generally accepted accounting principles consistently applied (and shall require all of their agents, contractors, and concessionaires to keep such books and records of their transactions to the extent that such transactions would be the subject of the calculation of any payments due from one Party to the other under this Agreement) setting forth the factual, accounting, and legal bases upon which the calculation of payments herein are made (the “Books and Records”), and in such detail that would reasonably enable a reasonably qualified third party to readily and independently make such calculations and verify the accuracy of statements of same which are furnished by one Party to the other under this Agreement. Each Party’s books and records shall be (a) retained for at least three (3) years following the other Party’s receipt of the respective statement(s) to which they apply, and (b) made available for inspections and copying by the other Party’s duly authorized representatives at all reasonable times at reasonable office locations in the New York, NY metropolitan area. Each Party shall promptly furnish to the other a complete copy of any report of any such examination or inspection.

Section 20.17     Audit Rights. Each Party (the “Auditing Party”) shall be entitled to audit the relevant Books and Records of the other Party (the “Non-Auditing Party”) for the sole purpose, and only to the extent, of determining the Non-Auditing Party’s compliance with the financial terms of this Agreement. Such audit right shall be exercisable by the Auditing Party by providing the Non-Auditing Party with not less than five (5) business days written notice. Except as otherwise set forth below, all costs and expenses of any such audit shall be paid by the Auditing Party. If the audit discloses that the Non-Auditing Party has failed to pay any amounts due under this Agreement, the Non-Auditing Party shall remit the underpayment to the Auditing Party within thirty (30) days following the Auditing Party’s delivery of notice and evidence of underpayment to the Non- Auditing Party. If the audit reveals an underpayment to the Auditing Party of greater than 5%, then the Non- Auditing Party shall pay all costs and expenses associated with such audit, provided that the auditor is an independent certified public accounting firm paid on an hourly (and not contingency) basis.

Section 20.18     Access to Financial Information. Licensor acknowledges that existing League Rules on financial reporting under the League’s collective bargaining agreements and revenue sharing plans requires the Team, annually and from time to time, to provide the League and auditors for the League and its players’ association detailed financial information, including information that is in the possession of Licensor. Licensor agrees to provide the information requested by the League and/or the auditors for these purposes and to use commercially reasonable efforts to provide the staff and other support necessary to comply with these requests and the related process.

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IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first above written.

LICENSOR:

MSG ARENA, LLC

By:
Name:
Title:

KNICKS:

NEW YORK KNICKS, LLC

By:
Name:
Title: